Explanatory Note

Unless the context otherwise requires, all references in this Current Report to "we," "us," "our," "Operating Partnership," "MAALP" or the "Company" refer to Mid-America Apartments, L.P. Unless the context otherwise requires, the references in this Current Report to "MAA" or "general partner" refers to Mid-America Apartment Communities, Inc. Any reference to the "Board" or "Board of Directors" refers to the Board of Directors of MAA. "Common Stock" refers to the common stock of MAA and "shareholders" means the holders of shares of MAA's common and preferred stock. The partnership interests of the Operating Partnership are referred to as "OP Units" and the holders of the OP Units are referred to as "unitholders".

MID-AMERICA APARTMENT COMMUNITIES, INC.	Exhibit 99.1

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

We consider this and other sections of this Current Report on Form 8-K to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;

•	inability of a joint venture to perform as expected;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	unexpected capital needs;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	inability to acquire funding through the capital markets;

•
the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;

•
inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;

•	changes in interest rate levels, including that of variable rate debt, which is extensively used by us;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	inability to meet loan covenants;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	inability of MAA to pay required distributions to maintain REIT status due to required debt payments;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•	imposition of federal taxes if MAA fails to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes; and

•	litigation and compliance costs associated with laws requiring access for disabled persons.

BUSINESS

OVERVIEW

MAALP is a Memphis, Tennessee-based limited partnership formed in 1993 and currently operates pursuant to the provisions of the Second Amended and Restated Agreement of Limited Partnership (Partnership Agreement). Our sole general partner is MAA, a Memphis, Tennessee-based self-administered and self-managed REIT that focuses on acquiring, owning and operating apartment communities in the Sunbelt region of the United States. As of December 31, 2012, we owned 100% of 145 properties representing 42,659 apartment units. Four properties include retail components with approximately 108,000 square feet of gross leasable area. As of December 31, 2012, we also had 33.33% ownership interests in Mid-America Multifamily Fund I, LLC, or Fund I, Mid-America Multifamily Fund II, LLC, or Fund II, and Mid-America Multifamily Fund III, or Fund III, which owned two properties containing 626 apartment units, four properties containing 1,156 apartment units, and zero properties, respectively. These apartment communities were located across 12 states.

MAA's business is conducted principally through the Operating Partnership. MAA is the sole general partner of the Operating Partnership, holding 39,721,461 OP Units representing a 95.82% interest in the Operating Partnership as of December 31, 2012. As of December 31, 2012, the outstanding debt of the Operating Partnership was $1.65 billion, which was 98.8% of MAA's outstanding debt of $1.67 billion.

Our corporate offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138 and our telephone number is (901) 682-6600. As of December 31, 2012, we had 1,384 full-time employees and 62 part-time employees.

FINANCIAL INFORMATION ABOUT SEGMENTS

As of December 31, 2012, we owned or had an ownership interest in 151 multifamily apartment communities in 12 different states from which we derived all significant sources of earnings and operating cash flows. Our general partner evaluates performance and determines resource allocations by reviewing apartment communities individually and in the following reportable operating segments:

•
Large market same store communities are generally communities in markets with a population of at least 1 million and at least 1% of the total public multifamily REIT units that we have owned and that have been stabilized for at least a full 12 months and have not been classified as held for sale. Communities are considered stabilized after achieving and maintaining at least 90% occupancy for 90 days.

•
Secondary market same store communities are generally communities in markets with populations of more than 1 million but less than 1% of the total public multifamily REIT units or markets with populations of less than 1 million that we have owned and that have been stabilized for at least a full 12 months and have not been classified as held for sale. Communities are considered stabilized after achieving and maintaining at least 90% occupancy for 90 days.

•
Non same store communities and other includes recent acquisitions, communities in development or lease-up and communities that have been classified as held for sale. Also included in non same store communities are non multifamily activities which represent less than 1% of our portfolio.

On the first day of each calendar year, we determine the composition of our same store operating segments for that year, which allows us to evaluate full period-over-period operating comparisons. We utilize net operating income, or NOI, in evaluating the performance. Total NOI represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. We believe NOI is a helpful tool in evaluating the operating performance of our segments because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

A summary of segment operating results for 2012, 2011 and 2010 is included under the heading "Financial Statements and Supplementary Data" and in the Notes to Consolidated Financial Statements, Note 13 set forth in Exhibit 99.2 to this Current Report. Additionally, segment operating performance for such years is discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report on Form 8-K.

BUSINESS OBJECTIVES

Our primary business objectives are to protect and grow existing property values, to maintain a stable and increasing cash flow that will fund our distributions and permit our general partner to fund its dividend through all parts of the real estate investment cycle, and to create new unitholder value by growing in a disciplined manner. To achieve these objectives, we intend to continue to pursue the following goals and strategies:

•	effectively and efficiently operate our existing properties with an intense property and asset management focus and a decentralized structure;

•	when accretive to long-term unitholder value, acquire or develop additional high-quality properties throughout the Sunbelt region of the United States;

•	selectively dispose of properties that no longer meet our ownership guidelines;

•	develop, renovate and reposition existing properties;

•
diversify investment capital across both large and secondary markets to achieve a growing and less volatile operating performance profile to better support our distribution and MAA's dividend funding across the full real estate and economic market cycle;

•	enter into joint ventures to acquire and reposition properties; and

•	actively manage, through our general partner, our capital structure.

OPERATION STRATEGY

Our goal is to generate return on investment collectively and in each apartment community by increasing revenues, controlling operating expenses, maintaining high occupancy levels and reinvesting as appropriate. The steps taken to meet these objectives include:

•	diversifying portfolio investments across both large and secondary markets;

•	providing management information and improved customer services through technology innovations;

•	utilizing systems to enhance property managers’ ability to optimize revenue by adjusting rents in response to local market conditions and individual unit amenities;

•	developing new ancillary income programs aimed at offering new services to residents, including cable, on which we generate revenue;

•
implementing programs to control expenses through investment in cost-saving initiatives, including measuring and passing on to residents the cost of various expenses, including water and other utility costs;

•	analyzing individual asset productivity performances to identify best practices and improvement areas;

•	proactively maintaining the physical condition of each property through ongoing capital investments;

•
improving the “curb appeal” of the apartment communities through extensive landscaping and exterior improvements, and repositioning apartment communities from time-to-time to enhance or maintain market positions;

•	aggressively managing lease expirations to align with peak leasing traffic patterns and to maximize productivity of property staffing;

•	allocating additional capital, including capital for selective interior and exterior improvements;

•	compensating employees through performance-based compensation and stock ownership programs;

•	maintaining a hands-on management style and “flat” organizational structure that emphasizes senior management's continued close contact with the market and employees;

•	selling or exchanging underperforming assets;

•	acquiring and selectively developing properties; and

•	maintaining disciplined investment and capital allocation practices.

Decentralized Operational Structure

We operate in a decentralized manner. We believe that our decentralized operating structure capitalizes on specific market knowledge, provides greater personal accountability than a centralized structure and is beneficial in the acquisition and redevelopment processes. To support this decentralized operational structure, we are proactively involved in supporting and reviewing property management through extensive reporting processes and frequent on-site visitations. To maximize the amount of information shared between us and the properties on a real time basis, we utilize a web-based property management system. The system contains property and accounting modules that allow for operating efficiencies, continued expense control, provide for various expanded revenue management practices, and improve the support provided to on-site property operations. We use a “yield management” pricing program that helps our property managers optimize rental revenues, and we also utilize purchase order and accounts payable software to provide improved controls and management information. We have also implemented revised utility billing processes, rolled out new web-sites, including a new resident portal facilitating communication with residents and enabling on-line payments of rents and fees, on-line lease applications and improved web-based marketing programs.

 Property and Asset Management Focus

We have traditionally emphasized property management, and over the past several years, we have deepened our asset management functions to provide additional support in marketing, training, ancillary income and revenue management. A majority of our property managers are Certified Apartment Managers, a designation established by the National Apartment Association, which provides training for on-site manager professionals. We also provide our own in-house leadership development program consisting of a three-module program followed by two comprehensive case studies, which was developed with the assistance of U.S. Learning, Inc.

ACQUISITION AND JOINT VENTURE STRATEGY

One of our growth strategies is to acquire and redevelop apartment communities for our wholly-owned portfolio that are diversified over both large and secondary markets throughout the Sunbelt region of the United States and that meet our investment criteria. We have extensive experience and research-based skills in the acquisition and repositioning of multifamily communities. In addition, we will acquire newly built and developed communities that can be purchased on a favorable pricing basis. We will continue to evaluate opportunities that arise, and will utilize this strategy to increase our number of apartment communities in strong and growing markets.

Another of our growth strategies is to co-invest with partners in joint venture opportunities to the extent we believe that a joint venture will enable us to obtain a higher return on our investment through management and other fees, which leverage our skills in acquiring, repositioning, redeveloping and managing multifamily investments. In addition, the joint venture investment strategy can provide a platform for creating more capital diversification and lower investment risk for us. At present, we have focused our joint venture investment strategy on properties seven years old or older, with younger acquisitions becoming part of the wholly-owned portfolio.

As of December 31, 2012, for this strategy we were partners in three joint ventures: Mid-America Multifamily Fund I, LLC, or Fund I; Mid-America Multifamily Fund II, LLC, or Fund II; and Mid-America Multifamily Fund III, LLC, or Fund III. These joint ventures did not acquire any properties during 2012.

The following apartment communities were acquired for our wholly-owned portfolio during the year ended December 31, 2012:

Property	Location	Number of Units	Date Purchased
Adalay Bay	Chesapeake, VA	240	April 2, 2012
Legacy at Western Oaks	Austin, TX	479	April 5, 2012
Allure in Buckhead Village	Atlanta, GA	230	May 10, 2012
Allure at Brookwood	Atlanta, GA	349	July 23, 2012
Retreat at Lake Nona	Orlando, FL	394	August 20, 2012
The Haven at Blanco	San Antonio, TX	436	August 30, 2012
Market Station	Kansas City, MO	323	September 20, 2012
Village Oaks (1)	Temple Terrace (Tampa), FL	1	December 21, 2012
		2,452

(1)
On August 27, 2008, we purchased 215 units of the 234-unit Village Oaks apartments located in Temple Terrace, Florida, a suburb of Tampa. The remaining 19 units had previously been sold as condominiums, and it is our intent to acquire these units if and when they become available and operate them as apartment rentals with the rest of the community. During the remainder of 2008, we acquired four of the remaining 19 units. We acquired an additional seven units in 2009, three units in 2010, and two units in 2011.

DISPOSITION STRATEGY

At 15 years weighted average age (based on gross asset values), we believe that MAA has one of the younger portfolios in the multifamily REIT sector and strives to maintain a well-conditioned portfolio of young assets, believing that continuous capital replacement and maintenance will lead to higher long-run returns on investment. The weighted average age (based on gross asset value) for the Operating Partnership portfolio is 14 years. From time-to-time, we dispose of mature assets, defined as those apartment communities that no longer meet our investment criteria and long-term strategic objectives, to ensure that our portfolio consists primarily of high quality, well-located properties within our market area. Typically, we select assets for disposition that do not meet our present investment criteria, including estimated future return on investment, location, market, potential for growth and capital needs. From time-to-time we also may dispose of assets for which we receive an offer meeting or exceeding our return on investment criteria even though those assets may not meet the disposition criteria disclosed above. During 2012, we disposed of nine properties totaling 2,254 units.

DEVELOPMENT AND REDEVELOPMENT STRATEGY

Periodically, we invest in limited expansion development projects through fee-based development agreements using fixed price or cost controlled construction contracts. These contracts can have variability to cover any project cost overruns that may occur. Some development agreements require that cost overruns are contractually shared with the developer up to a specified level, while other development agreements stipulate that cost overruns are the responsibility of the developer. In October 2010, we purchased land in the Nashville, Tennessee metropolitan area and entered into an agreement to develop a 428-unit apartment community on the site. Construction began in late 2010. As of December 31, 2012, all 428 units have been completed and were 77% leased up. During 2011, we also began developing a 210-unit phase II to the 1225 South Church apartments in Charlotte, North Carolina, that were purchased in December 2010. As of December 31, 2012, no units have been delivered for 1225 South Church. During 2012, we purchased 10.6 acres of land and began construction on a new 270-unit community located in the Charleston, South Carolina metropolitan area. As of December 31, 2012, no units have been delivered for the land in Charleston, South Carolina. During 2012, we also purchased 2.0 acres of land and began construction on a new 294-unit community located in Jacksonville, Florida. As of December 31, 2012, no units have been delivered. While we seek opportunistic new development investments offering attractive long-term investment returns, we do not currently intend to maintain a dedicated development staff or to expand into development in a significant way. We expect our investment in new development will remain a smaller component of overall growth as compared to growth through acquiring existing properties.

Beginning in 2005, we began an initiative of upgrading a significant number of our existing apartment communities in key markets across our portfolio. We focus on both interior unit upgrades and shared exterior amenities above and beyond routine capital upkeep in markets that we believe continue to have growth potential and can support the increased rent. During the year ended December 31, 2012, we renovated 2,560 units at an average rental rate that we believe was approximately 10% above the normal market rate increase.

CAPITAL STRUCTURE STRATEGY

Generally, in the event that MAA sells shares of its common or preferred stock, MAA contributes the net proceeds from such sale to the Operating Partnership in return for a like number of OP Units with terms that are similar to the terms of such stock. Likewise, if MAA repurchases shares of its common or preferred stock, the Operating Partnership generally purchases a like number of OP Units with similar terms from MAA and MAA applies the funds it receives from the Operating Partnership to finance such purchase of its common or preferred stock. Distributions on OP Units and shares of MAA's common stock are generally distributed at the same time and in the same amount, so that when MAA distributes a dividend to its common stock, the Operating Partnership generally distributes the same amount as a distribution on its OP Units. In addition, substantially all of the consolidated indebtedness of MAA is indebtedness of the Operating Partnership and, as a result, MAA and the Operating Partnership have substantially the same debt structure and MAA manages the capital structure of both the Operating Partnership and MAA on a consolidated basis.

We use a combination of debt and equity sources to fund our portfolio of assets, focused on producing low costs combined with a flexible capital structure. We focus on improving the net present value of our assets by generating cash flows from our portfolio of investments above the estimated total cost of debt and equity capital. We routinely make new investments when we believe it will be accretive to shareholder and unitholder value. In the past, we have sold assets to fund share or unit repurchases when, in management’s view, shareholder and unitholder value would be enhanced.

MAA currently intends to target its total debt to a range of approximately 43% to 48% of the undepreciated book value of its assets. MAA's charter and bylaws do not limit its debt levels, the Partnership Agreement does not limit the Operating

Partnership's debt levels, and the Board of Directors can modify this policy at any time, which could allow MAA to become more highly leveraged. MAA may also issue new equity to maintain its debt within the target range. Covenants in MAA's credit facilities limit its net-debt (total debt less cash on hand) to undepreciated book value to 60%. As of December 31, 2012, MAA's ratio of net-debt to undepreciated book value was approximately 44%. The Operating Partnership 's ratio of net-debt to undepreciated book value was approximately 48%.

MAA has entered into sales agreements to sell shares of common stock, from time-to-time in at-the-market offerings or negotiated transactions through controlled equity offering programs, or ATMs, most recently with Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. As of December 31, 2012, there were 578,015 shares remaining under the ATM program. On February 7, 2013, MAA terminated these programs. On February 25, 2013, MAA and the Operating Partnership entered into distribution agreements with each of JP Morgan Securities, LLC, BMO Capital Markets Corp, KeyBanc Capital Markets Inc. and UBS Securities, LLC to sell up to 4,500,000 shares, in the aggregate, on terms similar to the previous agreements.

The Operating Partnership received the proceeds from these issuances in exchange for a number of OP Units equal to the number of shares issued by MAA. The following are the number of units and the proceeds received under these agreements through December 31, 2012:

	Number of Units Sold	Net Proceeds	Net Average Sales Price	Gross Proceeds	Gross Average Sales Price
2006	194,000	$11,481,292	$59.18	$11,705,010	$60.34
2007	323,700	$18,773,485	$58.00	$19,203,481	$59.32
2008	1,955,300	$103,588,759	$52.98	$105,554,860	$53.98
2009	763,000	$32,774,757	$42.96	$33,283,213	$43.62
2010	5,077,201	$274,576,677	$54.08	$278,468,323	$54.85
2011	3,303,273	$204,534,677	$61.92	$207,650,656	$62.86
2012	1,155,511	$75,863,040	$65.65	$77,019,121	$66.65
Total	12,771,985	$721,592,687	$56.50	$732,884,664	$57.38

MAA also has a direct stock purchase plan, which allows for the optional cash purchase of common stock of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. MAA, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. During the year ended December 31, 2012, MAA issued a total of 729 shares through the optional cash purchase feature of the direct stock purchase plan, resulting in net proceeds of $48,000. On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million. No such issuances occurred during 2011 or 2010. The Operating Partnership received the proceeds from each of these transactions in exchange for a number of OP Units equal to the number of shares issued by MAA.

SHARE REPURCHASE PROGRAM

In 1999, the Board of Directors approved an increase in the number of shares of common stock authorized to be repurchased to 4 million shares. As of December 31, 2012, MAA had repurchased a total of approximately 1.9 million shares (8% of the shares of common stock and common units outstanding as of the beginning of the repurchase program). From time-to-time, MAA intends to repurchase shares when MAA believes that shareholder value is enhanced. Factors affecting this determination include, among others, the share price, financing agreements and rates of return. No shares were repurchased from 2002 through 2012 under this plan. In general, share repurchases will be funded by the Operating Partnership, resulting in a decrease of the number of OP Units held by MAA equal to the number of shares repurchased.

COMPETITION

All of our apartment communities are located in areas that include other apartment communities. Occupancy and rental rates are affected by the number of competitive apartment communities in a particular area. The owners of competing apartment communities may have greater resources than us, and the managers of these apartment communities may have more experience than our management. Moreover, single-family rental housing, manufactured housing, condominiums and the new and existing home markets provide housing alternatives to potential residents of apartment communities.

Apartment communities compete on the basis of monthly rent, discounts and facilities offered, such as apartment size and amenities, and apartment community amenities, including recreational facilities, resident services and physical property condition. We make capital improvements to both our apartment communities and individual apartments on a regular basis in order to maintain a competitive position in each individual market.

ENVIRONMENTAL MATTERS

As part of the acquisition process, we obtain environmental studies on our apartment communities from various outside environmental engineering firms. The purpose of these studies is to identify potential sources of contamination at the apartment communities and to assess the status of environmental regulatory compliance. These studies generally include historical reviews of the apartment communities, reviews of certain public records, preliminary investigations of the sites and surrounding properties, inspection for the presence of asbestos, poly-chlorinated biphenyls, or PCBs, and underground storage tanks and the preparation and issuance of written reports. Depending on the results of these studies, more invasive procedures, such as soil sampling or ground water analysis, will be performed to investigate potential sources of contamination. These studies must be satisfactorily completed before we take ownership of an acquisition community; however, no assurance can be given that the studies identify all significant environmental problems.

Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on properties. Such laws often impose such liability without regard to whether the owner caused or knew of the presence of hazardous or toxic substances and whether the storage of such substances was in violation of a resident’s lease. Furthermore, the cost of remediation and removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral.

We are aware of environmental concerns specifically relating to potential issues resulting from mold in residential properties and have in place an active management and preventive maintenance program that includes procedures specifically related to mold. We have established a policy requiring residents to sign a mold addendum to lease. We also have a $5 million insurance policy that covers remediation and exposure to mold. Therefore, we believe that our exposure to this issue is mitigated appropriately.

The environmental studies we received have not revealed any material environmental liabilities. We are not aware of any existing conditions that would currently be considered a material environmental liability. Nevertheless, it is possible that the studies do not reveal all environmental liabilities or that there are material environmental liabilities of which we are not aware. Moreover, no assurance can be given concerning future laws, ordinances or regulations, or the potential introduction of hazardous or toxic substances by neighboring properties or residents.

We believe that our apartment communities are in compliance in all material respects with all applicable federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters.

QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST (REIT)

MAA, our general partner, has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. To continue to qualify as a REIT, MAA must continue to meet certain tests which, among other things, generally require that MAA's assets consist primarily of real estate assets, income be derived primarily from real estate assets, and that MAA distribute at least 90% of the REIT taxable income (other than net capital gain) to shareholders annually. As a qualified REIT, MAA generally will not be subject to U.S. federal income taxes at the corporate level on net income to the extent MAA distributes such net income to shareholders annually. Even if MAA continues to qualify as a REIT, MAA will continue to be subject to certain federal, state and local taxes on our income and our property. In 2012, MAA paid total distributions of $2.64 per common share to shareholders, which was above the 90% REIT distribution requirement.

RECENT DEVELOPMENTS

Acquisitions

On February 1, 2013, we closed on the purchase of the 310-unit Milstead Village apartment community located in Kennesaw (Atlanta), Georgia. This property was previously a part of our Fund I Joint Venture.

Financings

On February 25, 2013, MAA and MAALP entered into distribution agreements with each of JP Morgan Securities, LLC, BMO Capital Markets Corp, KeyBanc Capital Markets Inc. and UBS Securities, LLC to sell up to 4,500,000 shares, in the aggregate, under the distribution agreements pursuant to MAA's at the market offering program.

RISK FACTORS

In addition to the other information contained in this Current Report on Form 8-K, we have identified the following additional risks and uncertainties that may have a material adverse effect on our business prospects, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business prospects, results of operations or financial condition could suffer, the market price of MAA's common stock (for which our OP Units may be exchanged) and the trading price of our debt securities could decline and you could lose all or part of your investment in the Operating Partnership's securities.

RISKS RELATED TO OUR REAL ESTATE INVESTMENTS AND OUR OPERATIONS

Economic slowdown in the United States and downturns in the housing and real estate markets may adversely affect our financial condition and results of operations

There have been significant declines in economic growth, both in the United States and globally. Both the real estate industry and the broader United States economy have experienced unfavorable conditions, which adversely affected our revenues. Although our industry and the United States economy showed signs of improvement in 2012, we cannot accurately predict that market conditions will continue to improve in the near future or that our financial condition and results of operations will not continue to be adversely effected. Factors such as weakened economies and related reduction in spending, falling home prices and job losses, price volatility, and/or dislocations and liquidity disruptions in the financial and credit markets could, among other things, impede the ability of our tenants and other parties with which we conduct business to perform their contractual obligations, which could lead to an increase in defaults by our tenants and other contracting parties, which could adversely affect our revenues. Furthermore, our ability to lease our properties at favorable rates, or at all, could be adversely affected by increases in supply and deterioration in multifamily markets and is partially dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, downturns in the housing market, stock market volatility and uncertainty about the future. With regard to our ability to lease our multifamily properties, the increasing rental of excess for-sale condominiums and single family homes, which increases the supply of multifamily units and housing alternatives, may reduce our ability to lease our multifamily units and depress rental rates in certain markets. When we experience a downturn, we cannot predict how long demand and other factors in the real estate market will remain unfavorable, but if the markets remain weak over extended periods of time or deteriorate significantly, our ability to lease our properties or our ability to increase or maintain rental rates in certain markets may weaken, which would adversely effect our revenues.

Failure to generate sufficient cash flows could limit our ability to make payments on our debt and to make distributions

Our ability to generate sufficient cash flow to make payments on our debt and to make distributions depends on our ability to generate funds from operations in excess of capital expenditure requirements or for us to have access to the markets for external financing. Funds from operations and the value of our apartment communities may be insufficient because of factors that are beyond our control. Such events or conditions could include:

•	competition from other apartment communities;

•
overbuilding of new apartment units or oversupply of available apartment units in our markets, which might adversely affect apartment occupancy or rental rates and/or require rent concessions in order to lease apartment units;

•	conversion of condominiums and single family houses to rental use;

•	weakness in the overall economy which lowers job growth and the associated demand for apartment housing;

•	increases in operating costs (including real estate taxes and insurance premiums) due to inflation and other factors, which may not be offset by increased rents;

•	inability to initially, or subsequently after lease terminations, rent apartments on favorable economic terms;

•	inability to complete or lease-up development communities on a timely basis, if at all;

•	changes in governmental regulations and the related costs of compliance;

•	changes in laws including, but not limited to, tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

•
withdrawal of government support of apartment financing through its financial backing of the Federal National Mortgage Association, or FNMA, or the Federal Home Loan Mortgage Corporation, or Freddie Mac;

•	an uninsured loss, including those resulting from a catastrophic storm, earthquake, or act of terrorism;

•
changes in interest rate levels and the availability of financing, borrower credit standards, and down-payment requirements which could lead renters to purchase homes (if interest rates decrease and home loans are more readily available) or increase our acquisition and operating costs (if interest rates increase and financing is less readily available); and

•	the relative illiquidity of real estate investments.

At times, we rely on external funding sources to fully fund the payment of distributions to unitholders and our capital investment program, including our existing property expansion developments. While we believe we have sufficient liquidity to permit distributions on our OP Units at current rates through additional borrowings, if necessary, any significant and sustained deterioration in operations could result in our financial resources being insufficient to make payments on our debt and to make distributions at the current rate, in which event we would be required to reduce the distribution rate. Any decline in our funds from operations could adversely affect our ability to make distributions and to meet our loan covenants.

We may be adversely affected by new laws and regulations

The current United States administration and Congress have enacted, or called for consideration of, proposals relating to a variety of issues, including with respect to health care, financial regulation reform, climate control, executive compensation and others. We believe that these and other potential proposals could have varying degrees of impact on us ranging from minimal to material. At this time, we are unable to predict with certainty what level of impact specific proposals could have on us.
Certain rulemaking and administrative efforts that may have an impact on us focus principally on the areas perceived as contributing to the global financial crisis and the continuing economic downturn. These initiatives have created a degree of uncertainty regarding the basic rules governing the real estate industry and many other businesses. The federal legislative response in this area culminated in the enactment on July 21, 2010 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. Many of the provisions of the Dodd-Frank Act have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities; thus, the impact on us may not be known for an extended period of time. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals that are proposed or pending in the United States Congress, may limit our revenues, impose fees, taxes, or other costs on us, and/or intensify the regulatory framework in which we operate in ways that are not currently identifiable.

Changing laws, regulations and standards relating to corporate governance and public disclosure in particular, including certain provisions of the Dodd-Frank Act and the rules and regulations promulgated thereunder, have created uncertainty for public companies like ours and could significantly increase the costs and risks associated with accessing the United States public markets. Because we are committed to maintaining high standards of internal control over financial reporting, corporate governance and public disclosure, our management team will need to devote significant time and financial resources to comply with these evolving standards for public companies. We intend to continue to invest appropriate resources to comply with both existing and evolving standards, and this investment has resulted and will likely continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We are dependent on key personnel

Our success depends in part on our and MAA's ability to attract and retain the services of executive officers and other personnel. There is substantial competition for qualified personnel in the real estate industry, and the loss of one or several of our or MAA's key personnel could have an adverse effect on us.

New acquisitions may fail to perform as expected, and failure to integrate acquired communities and new personnel could create inefficiencies

We intend to actively acquire and improve multifamily communities for rental operations. We may underestimate the costs necessary to bring an acquired community up to standards established for our intended market position. Additionally, to grow successfully, we must be able to apply our experience in managing our existing portfolio of apartment communities to a larger number of properties. We must also be able to integrate new management and operations' personnel as our organization grows in size and complexity. Failures in either area will result in inefficiencies that could adversely affect our overall results of operations.

We may not be able to sell communities when appropriate

Real estate investments are relatively illiquid and generally cannot be sold quickly. We may not be able to change our portfolio promptly in response to economic or other conditions. Further, we own seven communities, which are subject to restrictions on sale and are required to be exchanged through a 1031(b) tax-free exchange, unless we pay the tax liability of the contributing partners. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service our debt and to make distributions.

Environmental problems are possible and can be costly

Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such community. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

Over the past several years, there have been an increasing number of lawsuits against owners and managers of multifamily properties alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements. We cannot be assured that existing environmental assessments of our communities reveal all environmental liabilities, that any prior owner of any of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist.

Changes in the system for establishing United States accounting standards may materially and adversely affect our reported results of operations

Accounting for public companies in the United States has historically been conducted in accordance with generally accepted accounting principles as in effect in the United States, or GAAP. GAAP is established by the Financial Accounting Standards Board, or FASB, an independent body whose standards are recognized by the SEC as authoritative for publicly held companies. The International Accounting Standards Board, or IASB, is a London-based independent board established in 2001 and charged with the development of International Financial Reporting Standards, or IFRS. IFRS generally reflects accounting practices that prevail in Europe and in developed nations around the world.

IFRS differs in material respects from GAAP. Among other things, IFRS has historically relied more on “fair value” models of accounting for assets and liabilities than GAAP. “Fair value” models are based on periodic revaluation of assets and liabilities, often resulting in fluctuations in such values as compared to GAAP, which relies more frequently on historical cost as the basis for asset and liability valuation.

It is unclear at this time if or how the SEC will transition from GAAP to IFRS. Switching to a new method of accounting and adopting IFRS will be a complex undertaking. We may need to develop new systems and controls based on the principles of IFRS. Since these are new endeavors, and the precise requirements of the pronouncements ultimately adopted are not now known, the magnitude of costs associated with this conversion are uncertain.

We are currently evaluating the impact of the adoption of IFRS on our financial position and results of operations. Such evaluation cannot be completed, however, without more clarity regarding the specific IFRS standards that will be adopted. Until there is more certainty with respect to the IFRS standards to be adopted, prospective investors should consider that our conversion to IFRS could have a material adverse effect on our reported results of operations.

Losses from catastrophes may exceed our insurance coverage

We carry comprehensive liability and property insurance on our communities and intend to obtain similar coverage for communities we acquire in the future. Some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, are subject to limitations, and thus may be uninsured. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace or rebuild a property after it has been damaged or destroyed.

Increasing real estate taxes and insurance costs may negatively impact operating results

As a result of our substantial real estate holdings, the cost of real estate taxes and insuring our apartment communities is a significant component of expense. Real estate taxes and insurance premiums are subject to significant increases and fluctuations, which are, in large part, outside of our control. If the costs associated with real estate taxes and insurance should significantly rise, our operating results could be negatively impacted, and our ability to service our debt and to make distributions could be adversely affected.

We may experience increased costs arising from health care reform

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020, and many of the changes require additional guidance from government agencies or federal regulations. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the health care reform legislations mandate to purchase health insurance but struck down a provision allowing the federal government to withhold Medicaid funds unless a state agrees to the expansion of Medicaid eligibility. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. In addition, our results of operations, financial position and cash flows could be materially adversely affected.

Property insurance limits may be inadequate, and deductibles may be significant in the event of a catastrophic loss or a series of major losses, which may cause a breach of loan covenants

We have a significant proportion of our assets in areas exposed to windstorms and to the New Madrid seismic zone. A major wind or earthquake loss, or series of losses, could require that we pay significant deductibles as well as additional amounts above the per occurrence limit of our insurance for these risks. We may then be judged to have breached one or more of our loan covenants, and any of the foregoing events could have a material adverse effect on our assets, financial condition, and results of operation.

Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost

The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing communities. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.

Development and construction risks could impact our profitability

Currently, we have two development communities and a second phase to an existing community under construction totaling 774 units as of December 31, 2012. None of the units for the development projects have been completed as of December 31, 2012. Our development and construction activities are subject to the following risks:

•
we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs, could delay initial occupancy dates for all or a portion of a development community, and could require us to abandon our activities entirely with respect to a project for which we are unable to obtain permits or authorizations;

•	yields may be less than anticipated as a result of delays in completing projects, costs that exceed budget or higher than expected concessions for lease up and lower rents than expected;

•
bankruptcy of developers in our development projects could impose delays and costs on us with respect to the development of our communities and may adversely affect our financial condition and results of operations;

•	we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring such opportunities;

•
we may be unable to complete construction and lease-up of a community on schedule, or incur development or construction costs that exceed our original estimates, and we may be unable to charge rents that would compensate for any increase in such costs;

•
occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, preventing us from meeting our financial goals for that community; and

•	when we sell to third parties communities or properties that we developed or renovated, we may be subject to warranty or construction defect that are uninsured or exceed the limit of our insurance.

Additionally, the time frame required for development and construction of these properties means that we may have to wait a few years for a significant cash return. As a REIT, MAA is required to make cash distributions to its shareholders. If our cash flows from operations are not sufficient, we may be forced to borrow to fund our distributions to MAA that enable MAA to pay necessary distributions to its shareholders and our unitholders, which could affect our ability to meet our other obligations.

RISKS RELATED TO OUR INDEBTEDNESS AND FINANCING ACTIVITIES

A change in United States government policy with regard to FNMA and Freddie Mac could impact our financial condition

On February 11, 2011, the Obama Administration released a report to Congress that included options, among others, to gradually shrink and eventually shut down FNMA and Freddie Mac. In August 2011, Standard & Poor’s Rating Services downgraded the credit ratings of FNMA and Freddie Mac from AAA to AA+. We do not know when or if FNMA or Freddie Mac will restrict their support of lending to the multifamily industry or to us in particular. As of December 31, 2012, 47% of our outstanding debt was borrowed through credit facilities provided by or credit-enhanced by FNMA or Freddie Mac with agency rate-based maturities ranging from 2013 through 2018. While the report to Congress recognized the critically important role that FNMA and Freddie Mac play in the housing finance market and committed to ensuring they have sufficient capital to perform under any guarantees issued now or in the future and the ability to meet any of their debt obligations, should they be unable to meet their obligations it would have a material adverse effect on both us and the multifamily industry, and we would seek alternative sources of funding, which may not be available on terms acceptable to us, or at all. This could jeopardize the effectiveness of our interest rate swaps, require us to post collateral up to the market value of the interest rate swaps, and either of these occurrences could potentially cause a breach in one or more of our loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of our properties.

Our financing could be impacted by negative capital market conditions

Over the past several years, domestic financial markets have experienced unusual volatility and uncertainty. Liquidity tightened in financial markets, including the investment grade debt, the CMBS, commercial paper, and equity capital markets. We have seen an increase in the volatility of short term interest rates and changes in historic relationships between LIBOR (which is the basis for the majority of the payments to us by our swap counterparties) and the actual interest rate we pay through the FNMA Discount Mortgage Backed Security, or DMBS, and the Freddie Mac Reference Bill programs. This creates a risk that our interest expense will fluctuate to a greater extent than it has in the past, and it makes forecasting more difficult. Were our credit arrangements with Prudential Mortgage Capital, credit-enhanced by FNMA, or with Financial Federal, credit-enhanced by Freddie Mac, to fail, or their ability to lend money to finance apartment communities to become impaired or cease, we would have to seek alternative sources of capital, which might not be available on terms acceptable to us, if at all. In addition, any such event would most likely cause our interest costs to rise. This could also cause our interest rate swaps and caps to become ineffective, triggering a default in one or more of our credit agreements. If any of the foregoing events were to occur, it could have a material adverse effect on our business, financial condition and prospects.

A change in the value of our assets could cause us to experience a cash shortfall, to be in default of our loan covenants, or to incur a charge for the impairment of assets

We borrow on both a secured and unsecured basis. Certain of our debt agreements require us to post collateral and a significant reduction in the value of our assets could require us to post additional collateral. While we believe that we have significant excess collateral and capacity, future asset values are uncertain. If we were unable to meet a request to add collateral to a credit facility, this would have a material adverse effect on our liquidity and our ability to meet our loan covenants. We may determine that the value of an individual asset, or group of assets, was irrevocably impaired, and that we may need to record a charge to write-down the value of the asset to reflect its current value.

Debt level, refinancing and loan covenant risk may adversely affect our financial condition and operating results and MAA's ability to maintain its status as a REIT

At December 31, 2012, we had total consolidated debt outstanding of $1.65 billion. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the apartment communities, to pay distributions to our unitholders and/or to pay distributions to MAA's shareholders that are required to be paid in order for MAA to maintain its qualification as a REIT. MAA currently intends to limit its total debt to a range of approximately 43% to 48% of the undepreciated book value of its assets. MAA's charter and bylaws do not limit its debt levels and the Board of Directors can modify this policy at any time, which could allow MAA to become more highly leveraged. MAA may also issue new equity to maintain its debt within the target range. Covenants in MAA's credit facilities limit its net-debt (total debt less cash on hand) to undepreciated book value to 60%. As of December 31, 2012, MAA's ratio of net-debt to undepreciated book value was approximately 44% and the Operating Partnership's ratio of net-debt to undepreciated book value was approximately 48%. In addition, MAA must repay its debt upon maturity, and the inability to access debt or equity capital at attractive rates to refinance maturing debt could adversely affect its financial condition and/or funds from operations. MAA relies on its lenders for debt financing and have agreements with the lenders that require it to comply with certain covenants, including maintaining adequate collateral that is subject to revaluation annually. The breach of any one of these covenants would place MAA in default with its lenders and may have serious consequences on our operations.

Interest rate hedging may be ineffective

We rely on the financial markets to refinance debt maturities, and also rely on the Agencies, which provided credit or credit enhancement for a large portion of our outstanding debt as of December 31, 2012. The debt is provided under the terms of credit facilities with Prudential Mortgage Capital (credit-enhanced by FNMA) and Financial Federal (credit-enhanced by Freddie Mac). We pay fees to the credit facility providers and the Agencies plus interest which is based on the FNMA DMBS rate, and the Freddie Mac Reference Bill Rate.

The interest rate market for the FNMA DMBS rate and the Freddie Mac Reference Bill Rate, both of which have been highly correlated with LIBOR interest rates, are also an important component of our liquidity and interest rate swap and cap effectiveness. In our experience, the FNMA DMBS rate has historically averaged 17 basis points below three-month LIBOR, and the Freddie Mac Reference Bill rate has averaged 31 basis points below the associated LIBOR rate, but in the past 4 years the spreads increased significantly and have been more volatile than we have historically seen. We cannot forecast when or if the uncertainty and volatility in the market may change. Continued unusual volatility over a period of time could cause us to lose hedge accounting treatment for our interest rate swaps and caps, resulting in material changes to our consolidated statements of operations and balance sheet, and potentially cause a breach of our debt covenants.

Fluctuations in interest rate spreads between the DMBS and Reference Bill rates and three-month LIBOR causes ineffectiveness to flow through interest expense in the current period if we are in an overhedged position, and together with the unrecognized ineffectiveness, reduces the effectiveness of the swaps and caps.

We also rely on the credit of the counterparties that provide swaps and caps to hedge the interest rate risk on our credit facilities. We use four major banks to provide approximately 95% of our derivative fair value, all of which have investment grade ratings from Moody’s and S&P. In the event that one of our derivative providers should suffer a significant downgrade of its credit rating or fail, our swaps or caps may become not effective, in which case the value of the swap or cap would be recorded in earnings, possibly causing a substantial loss sufficient to cause a breach of our debt covenants.

One or more interest rate swap or cap counterparties could default, causing us significant financial exposure

We enter into interest rate swap and interest rate cap agreements only with counterparties that are highly rated (A or above by Standard & Poors, or Aa3 or above by Moody’s). We also try to diversify our risk amongst several counterparties. In the event one or more of these counterparties were to go into liquidation or to experience a significant rating downgrade, this could cause us to liquidate the interest rate swap or to lose the interest rate protection of an interest rate cap. Liquidation of an interest rate swap could cause us to be required to pay the swap counter party the net present value of the swap, which may represent a significant current period cash charge, possibly sufficient to cause us to breach our debt covenants.

Variable interest rates may adversely affect funds from operations

At December 31, 2012, effectively $79 million of our debt bore interest at a variable rate and was not hedged by interest rate swaps or caps. We may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our funds from operations and the amount of cash available to service our debt and to pay distributions. Our $864.0 million secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA, are predominately floating rate facilities. We also have a credit facility with Freddie Mac totaling $200.0 million that is a variable rate facility. At December 31, 2012, a total of $783.1 million was outstanding under these facilities. These facilities represent the majority of the variable interest rates we were exposed to at December 31, 2012. Large portions of the interest rates on these facilities have been hedged by means of a number of interest rate swaps and caps. Upon the termination of these swaps and caps, we will be exposed to the risks of varying interest rates unless acceptable replacement swaps or caps or alternate fixed financings are obtainable.

Issuances of additional debt or equity may adversely impact our financial condition

Our capital requirements depend on numerous factors, including the occupancy and turnover rates of our apartment communities, development and capital expenditures, costs of operations and potential acquisitions. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require additional financing sooner than anticipated. Accordingly, we could become more leveraged, resulting in increased risk of default on our obligations and in increased debt service requirements, both of which could adversely affect our financial condition and ability to access the capital markets in the future. If we issue additional equity securities to obtain additional financing, the interest of our existing unitholders could be diluted.

RISKS RELATED TO OUR ORGANIZATION AND OWNERSHIP OF OP UNITS

Our existing unitholders have limited approval rights, which may prevent our sole general partner, MAA, from completing a change of control transaction that may be in the best interests of all unitholders and of all the shareholders of MAA

MAA may not engage in a sale or other disposition of all or substantially all of the assets of the Operating Partnership, dissolve the Operating Partnership or, upon the occurrence of certain triggering events, take any action that would result in any unitholder realizing taxable gain, without the approval of the holders of a majority of the outstanding OP Units held by holders other than MAA or its affiliates (Class A OP Units).  The right of the holders of our Class A OP Units to vote on these transactions could limit MAA's ability to complete a change of control transaction that might otherwise be in the best interest of all of our unitholders and all shareholders of MAA.

In certain circumstances, our unitholders must approve our sale of certain properties contributed by the unitholders

In certain circumstances as detailed in the Partnership Agreement, we may not sell or otherwise transfer certain properties unless each person who was a partner in the limited partnership holding such properties at the time of its merger into our Operating Partnership approves such sale or transfer. The exercise of these approval rights by our unitholders could delay or prevent us from completing a transaction that may be in the best interest of all of our unitholders and all shareholders of MAA.

MAA, their officers and directors have substantial influence over our affairs.
MAA, as our sole general partner and acting through its officers and directors, has a substantial influence on our affairs. MAA, their officers and directors could exercise their influence in a manner that is not in the best interest of our unitholders. Also, MAA owns approximately 95.82% of the OP Units and as such, will have substantial influence on the outcome of any matters submitted to our unitholders for approval

MAA's ownership limit restricts the transferability of its capital stock

MAA's charter limits ownership of its capital stock by any single shareholder to 9.9% of all outstanding shares of its capital stock, both common and preferred, unless approved by the Board of Directors. The charter also prohibits anyone from buying shares if the purchase would result in MAA losing REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of MAA's shares or in five or fewer persons, applying certain broad attribution rules of the Code, owning 50% or more of MAA's shares (by value). If you acquire shares of MAA's common stock in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs, MAA:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on MAA's books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares;

•	will consider the shares held in trust for MAA's benefit; and

•	will either direct you to sell the shares and turn over any profit to MAA, or MAA will redeem the shares. If MAA redeems the shares, you will be paid a price equal to the lesser of:

◦	the principal price paid for the shares by the holder,

◦	a price per share equal to the market price (as determined in the manner set forth in MAA's charter) of the applicable capital stock,

◦	the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in MAA's charter, be deemed to have acquired ownership of the shares and

◦
the maximum price allowed under Tennessee Greenmail Act (such price being the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase of such shares or, if the holder of such shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement).

The redemption price may be paid, at MAA's option, by delivering one common unit (subject to adjustment from time to time in the event of, among other things, stock splits, stock dividends, or recapitalizations affecting MAA's common stock or certain mergers, consolidations or asset transfers by MAA) issued by the Operating Partnership for each Excess Share being redeemed.

Provisions of MAA's charter and Tennessee law may limit the ability of a third party to acquire control of MAA in a transaction beneficial to our unitholders

Ownership Limit

While the 9.9% ownership limit discussed above helps preserve MAA's status as a REIT, it could also delay or prevent any person or small group of persons from acquiring, or attempting to acquire control of MAA and its subsidiaries, including the Operating Partnership, in a transaction beneficial to our unitholders.

Preferred Stock

MAA's charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could also have the effect of delaying or preventing someone from taking control of MAA even if a change in control were in our unitholders’ best interests. As of December 31, 2012, no shares of preferred stock were issued and outstanding. When MAA issues preferred stock, generally the proceeds are contributed to the Operating Partnership in exchange for a number of OP Units with the same terms equal to the number of preferred shares issued by MAA.

Our investments in joint ventures may involve risks

Investments in joint ventures may involve risks that may not otherwise be present in our direct investments such as:

•	the potential inability of our joint venture partner to perform;

•	the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to ours;

•	the joint venture partner may take actions contrary to our requests or instructions or contrary to our objectives or policies; and

•	the joint venturers may not be able to agree on matters relating to the property they jointly own.

Although joint owners may have a right of first refusal to purchase the other owner’s interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

The number of shares of MAA's common stock available for future sale could adversely affect the market price of MAA's publicly traded securities
We have issued OP Units in exchange for properties or interests in properties, and, from time to time, we may issue additional OP Units in connection with acquisitions of properties or otherwise. MAA is the sole general partner of the Operating Partnership, and, as of December 31, 2012, MAA owned 39,721,461 OP Units, representing a 95.82% interest in the Operating Partnership, while the remaining 1,731,672 outstanding OP Units were held by limited partners of the Operating Partnership. Our unitholders (other than MAA and its affiliates) may require MAA to redeem their OP Units from time to time, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per OP Unit equal, in general, to the average closing price of MAA's common stock on the New York Stock Exchange over a specified period prior to the redemption date) or by delivering one share of MAA's common stock (subject to adjustment under specified circumstances) for each OP Unit so redeemed. In addition, we have registered all of the 1,731,672 shares of MAA's common stock which, as of December 31, 2012, were issuable upon redemption of OP Units held by the Operating Partnership's limited partners under the Securities Act of 1933, as amended, so that those shares can be sold freely in the public markets. To the extent that additional OP Units are issued to limited partners of the Operating Partnership, MAA will likely register the additional shares of common stock issuable upon redemption of those OP Units under the Securities Act of 1933, as amended, so that those shares can also be sold in the public markets. If MAA issues shares of its common stock upon the redemption of OP Units in the Operating Partnership, sales of substantial amounts of such shares of MAA's common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for MAA's common stock or may impair MAA's ability to raise capital through the sale of its common stock or other equity securities.

Market interest rates and low trading volume may have an adverse effect on the market value of MAA's common stock, which would affect the redemption price of our OP Units

The market price of shares of a REIT may be affected by the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of MAA's shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for MAA to distribute and, in fact, would likely increase MAA's borrowing costs and potentially decrease funds available for distribution. This could cause the market price of MAA's common stock to go down, which would reduce the price received upon redemption of any of our OP Units, or if MAA so elects, the value of MAA's common stock received in lieu of cash upon redemption of such OP Units. In addition, although MAA's stock is listed on The New York Stock Exchange, the daily trading volume of MAA's shares may be lower than the trading volume for companies in other industries. As a result, MAA's investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

Changes in market conditions or a failure to meet the market’s expectations with regard to MAA's results of operations and cash distributions could adversely affect the market price of MAA's common stock, which may reduce the amount of cash available to the Operating Partnership to meet its obligations

We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, MAA's common stock may trade at prices that are higher or lower than the net asset value per share. To the extent MAA retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of MAA's underlying assets, may not correspondingly increase the market price of MAA's common stock. In addition, we are subject to the risk that our cash flow will be insufficient to service our debt and to pay distributions to our unitholders, which may cause MAA to not have the funds to service its debt or to pay dividends to its shareholders. MAA's failure to meet the market’s expectations with regard to future results of operations and cash distributions would likely adversely affect the market price of its shares and thus potentially reduce MAA's ability to contribute funds from issuances down to the Operating Partnership, resulting in lower level of cash available for investment or to service our debt or to make distributions to our unitholders.

The stock markets, including the NYSE, on which MAA lists its common stock, have experienced significant price and volume fluctuations. As a result, the market price of MAA's common stock could be similarly volatile, and investors may experience a decrease in the value of their shares, including decreases unrelated to MAA's operating performance or prospects. Among the market conditions that may affect the market price of MAA and the Operating Partnership's securities are the following:

•	our financial condition and operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly and annual operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	inability to access the capital markets;

•	strategic decisions by us or our competitors, such as acquisitions, dispositions, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the issuance or sale of additional shares of MAA's common stock, or the perception that such sales may occur, including under the at-the-market controlled equity offering programs;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities, including securities issued by other real estate companies;

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for shares of MAA's common stock;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders or hedge funds;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

RISKS RELATED TO TAX LAWS

Failure to qualify as a REIT would cause MAA to be taxed as a corporation, which would substantially reduce our funds available for payment of distributions to our unitholders

If MAA failed to qualify as a REIT for federal income tax purposes, MAA would be taxed as a corporation. The Internal Revenue Service may challenge MAA's qualification as a REIT for prior years, and new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification. For any taxable year that MAA fails to qualify as a REIT, MAA, on a consolidated basis, would be subject to federal income tax on its taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, MAA would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our cash available for investment, to service our debt or to make distributions to our unitholders and MAA for MAA's distribution to its shareholders because of the additional tax liability for the year or years involved. This would likely adversely affect the value of your investment in us. We might be required to borrow funds or to liquidate some of our investments to pay any applicable tax resulting from MAA's failure to qualify as a REIT. In addition, MAA's distributions would no longer qualify for the dividends paid deduction nor be required to be made in order to preserve REIT status, reducing the incentive to make such distributions on our OP Units and MAA's common and preferred stock.

Failure to make required distributions to MAA's shareholders would subject MAA to income taxation, which would reduce our funds available for payment of distributions to our unitholders

In order to qualify as a REIT, each year MAA must distribute to its shareholders at least 90% of taxable income (determined without regard to the dividend paid deduction and by excluding net capital gains). To the extent that MAA satisfies the distribution requirement, but distributes less than 100% of taxable income, MAA will be subject to federal corporate income tax on the undistributed income. In addition, MAA would incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any year are less than the sum of:

•	85% of ordinary income for that year;

•	95% of capital gain net income for that year; and

•	100% of undistributed taxable income from prior years.

Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough distributions to MAA as a unitholder so that it can pay enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

PROPERTIES.

We seek to acquire newer apartment communities and those with opportunities for repositioning through capital additions and management improvement located in the Sunbelt region of the United States that are primarily appealing to middle income residents with the potential for above average growth and return on investment. Approximately 70% of our apartment units are located in Georgia, Florida, Tennessee, and Texas markets. Our strategic focus is to provide our residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. We utilize our experience and expertise in maintenance, landscaping, marketing and management to effectively reposition many of the apartment communities we acquire to raise occupancy levels and per unit average rents.

The following table sets forth certain historical information for the apartment communities we owned at December 31, 2012:

						Approx-imate Rentable Area (Square Footage)	Aver-age Unit Size (Square Foot-age)	Monthly Average Rent per Unit at December 31, 2012 (19)	Average Occupancy Percent at December 31, 2012 (20)	Monthly Effective Rent per Unit at December 31, 2012 (21)	Encumbrances at December 31, 2012
											Mort-gage /Bond Principal (000's)		Inter-est Rate		Maturity Date
Property	Location	Year Complete	Year Manage-ment Commenced	Report-able Seg-ment	Number of Units
100% Owned
Birchall at Ross Bridge	Birmingham, AL	2009	2011	(23)	240	283,680	1,182	$1,252.58	85.83%	$1,239.16	$—
Eagle Ridge	Birmingham, AL	1986	1998	(22)	200	181,600	908	$744.84	97.00%	$741.79	$—	(1)		(1)		(1)
Abbington Place	Huntsville, AL	1987	1998	(22)	152	162,792	1,071	$650.31	93.42%	$621.35	$—	(1)		(1)		(1)
Paddock Club Huntsville	Huntsville, AL	1993	1997	(22)	392	441,000	1,125	$755.89	92.86%	$746.08	$—
					984	1,069,072	1,086	$858.48	92.07%	$846.20
Edge at Lyon's Gate	Phoenix, AZ	2007	2008	(21)	312	299,208	959	$855.19	95.19%	$845.48	$—
Sky View Ranch	Gilbert, AZ	2007	2009	(21)	232	225,272	971	$848.14	96.12%	$842.97	$—
Talus Ranch	Phoenix, AZ	2005	2006	(21)	480	437,280	911	$722.54	95.42%	$714.42	$—
					1,024	961,760	939	$791.41	95.51%	$783.48
Tiffany Oaks	Altamonte Springs, FL	1985	1996	(21)	288	232,704	808	$780.26	93.75%	$775.28	$—	(1)		(1)		(1)
Marsh Oaks	Atlantic Beach, FL	1986	1995	(21)	120	93,240	777	$702.23	100.00%	$702.23	$—
Indigo Point	Brandon, FL	1989	2000	(22)	240	194,640	811	$825.90	95.42%	$813.65	$—	(1)		(1)		(1)
Paddock Club Brandon	Brandon, FL	1998	1997	(21)	440	528,440	1,201	$957.56	92.95%	$955.70	$—
Preserve at Coral Square	Coral Springs, FL	1996	2004	(22)	480	570,720	1,189	$1,384.04	93.75%	$1,375.89	$—	(4)		(4)		(4)
The Retreat at Magnolia Parke	Gainesville, FL	2009	2011	(23)	204	206,244	1,011	$970.44	95.59%	$961.15	$—
Atlantic Crossing	Jacksonville, FL	2008	2011	(23)	200	248,200	1,241	$1,157.79	92.00%	$1,135.12	$—
Hunter's Ridge at Deerwood	Jacksonville, FL	1987	1997	(21)	336	295,008	878	$816.92	97.32%	$812.89	$—
Lakeside	Jacksonville, FL	1985	1996	(21)	416	346,112	832	$728.75	96.39%	$727.84	$—
Lighthouse at Fleming Island	Jacksonville, FL	2003	2003	(21)	501	556,110	1,110	$909.13	97.41%	$907.04	$—	(1)		(1)		(1)
Paddock Club Jacksonville	Jacksonville, FL	1993	1997	(21)	440	478,720	1,088	$834.31	95.00%	$819.84	$—
Tattersall at Tapestry Park	Jacksonville, FL	2009	2011	(23)	279	307,458	1,102	$1,240.52	97.85%	$1,237.95	$—
Woodbridge at the Lake	Jacksonville, FL	1985	1994	(21)	188	166,004	883	$720.42	95.21%	$719.93	$—
Woodhollow	Jacksonville, FL	1986	1997	(21)	450	379,350	843	$726.75	94.44%	$723.99	$—	(1)		(1)		(1)
Paddock Club Lakeland	Lakeland, FL	1989	1997	(22)	464	502,048	1,082	$746.51	94.40%	$741.02	$—	(1)		(1)		(1)
Paddock Park Ocala	Ocala, FL	1987	1997	(22)	480	493,440	1,028	$691.48	95.42%	$687.36	$6,772	(3)		(3)		(3)

Retreat at Lake Nona	Orlando, FL	2006	2012	(23)	394	421,186	1,069	$1,008.53	95.18%	$1,007.75	$—
The Club at Panama Beach	Panama City, FL	2000	1998	(22)	254	283,718	1,117	$928.93	96.06%	$913.65	$—
Paddock Club Tallahassee	Tallahassee, FL	1992	1997	(22)	304	329,536	1,084	$837.06	95.72%	$828.58	$—
Belmere	Tampa, FL	1984	1994	(21)	210	202,440	964	$839.37	94.76%	$832.88	$—	(1)		(1)		(1)
Links at Carrollwood	Tampa, FL	1980	1998	(21)	230	213,210	927	$891.14	99.13%	$890.22	$—
Village Oaks	Tampa, FL	2005	2008	(23)	234	279,864	1,196	$1,086.18	95.30%	$1,066.18	$—
Park Crest at Innisbrook	Palm Harbor, FL	2000	2009	(21)	432	461,808	1,069	$987.65	93.75%	$985.44	$30,114		4.430%		10/1/2020
					7,584	7,790,200	1,027	$904.45	95.32%	$898.48
High Ridge	Athens, GA	1987	1997	(22)	160	186,560	1,166	$731.54	99.38%	$731.54	$—	(1)		(1)		(1)
Allure at Brookwood	Atlanta, GA	2008	2012	(23)	349	344,463	987	$1,312.10	91.98%	$1,289.49	$—
Allure in Buckhead Village	Atlanta, GA	2002	2012	(23)	230	225,170	979	$1,129.18	95.65%	$1,110.04	$—
Sanctuary at Oglethorpe	Atlanta, GA	1994	2008	(21)	250	287,500	1,150	$1,372.51	98.80%	$1,370.71	$23,500		6.210%		11/5/2015
Bradford Pointe	Augusta, GA	1986	1997	(22)	192	156,288	814	$714.25	94.27%	$704.12	$—
Shenandoah Ridge	Augusta, GA	1982	1994	(22)	272	222,768	819	$627.20	94.49%	$621.29	$—	(1)		(1)		(1)
Westbury Creek	Augusta, GA	1984	1997	(22)	120	107,160	893	$650.54	98.33%	$650.54	$3,480	(12)		(12)	5/15/2033	(12)
Fountain Lake	Brunswick, GA	1983	1997	(22)	113	128,820	1,140	$764.78	89.38%	$757.90
Willow Creek	Columbus, GA	1974	1997	(22)	285	246,810	866	$599.06	97.19%	$576.50	$—
Prescott	Duluth, GA	2001	2004	(21)	384	411,648	1,072	$825.64	95.57%	$823.03	$—	(5)		(5)		(5)
Lanier	Gainesville, GA	1998	2005	(21)	344	396,288	1,152	$821.67	92.44%	$797.42	$16,312		5.300%		3/1/2014
Lake Club	Gainesville, GA	2001	2005	(21)	313	359,950	1,150	$777.63	83.07%	$738.16	$—	(5)		(5)		(5)
Whispering Pines	LaGrange, GA	1983	1997	(22)	216	222,480	1,030	$640.52	98.15%	$640.52	$—
Austin Chase	Macon, GA	1996	1997	(22)	256	293,120	1,145	$769.80	98.44%	$751.01	$—
The Vistas	Macon, GA	1985	1997	(22)	144	153,792	1,068	$667.51	95.14%	$661.76	$—
Avala at Savannah Quarters	Savannah, GA	2009	2011	(23)	256	278,016	1,086	$948.67	86.72%	$939.32	$—
Georgetown Grove	Savannah, GA	1997	1998	(22)	220	239,800	1,090	$875.90	91.82%	$866.92	$—	(4)		(4)		(4)
Oaks at Wilmington Island	Savannah, GA	1999	2006	(22)	306	333,846	1,091	$960.49	97.06%	$954.32	$—	(4)		(4)		(4)
Wildwood	Thomasville, GA	1982	1997	(22)	216	225,072	1,042	$647.18	100.00%	$646.23	$—
Three Oaks	Valdosta, GA	1984	1997	(22)	240	253,200	1,055	$676.47	97.08%	$676.39	$—
Huntington Chase	Warner Robins, GA	1997	2000	(22)	200	221,400	1,107	$782.81	99.50%	$740.97	$—	(4)		(4)		(4)
Southland Station	Warner Robins, GA	1988	1997	(22)	304	355,984	1,171	$730.19	100.00%	$714.82	$—
					5,370	5,650,135	1,052	$839.02	94.97%	$825.92
Fairways at Hartland	Bowling Green, KY	1996	1997	(22)	240	251,040	1,046	$808.98	94.17%	$807.32	$—
Grand Reserve Lexington	Lexington, KY	2000	1999	(22)	370	432,900	1,170	$961.44	90.54%	$957.38	$—	(1)		(1)		(1)
Lakepointe	Lexington, KY	1986	1994	(22)	118	90,742	769	$663.78	94.92%	$650.26	$—	(1)		(1)		(1)
Mansion, The	Lexington, KY	1989	1994	(22)	184	138,736	754	$690.84	96.74%	$690.29	$—	(1)		(1)		(1)
Village, The	Lexington, KY	1989	1994	(22)	252	182,700	725	$674.39	94.84%	$674.21	$—	(1)		(1)		(1)
Stonemill Village	Louisville, KY	1985	1994	(22)	384	324,864	846	$742.45	96.88%	$737.73	$—
					1,548	1,420,982	918	$781.90	94.44%	$778.37
Crosswinds	Jackson, MS	1989	1996	(22)	360	443,160	1,231	$784.65	96.67%	$767.15	$—	(1)		(1)		(1)
Pear Orchard	Jackson, MS	1985	1994	(22)	389	337,263	867	$796.91	93.83%	$792.25	$—	(1)		(1)		(1)
Reflection Pointe	Jackson, MS	1986	1988	(22)	296	248,344	839	$813.30	95.61%	$812.62	$5,854	(8)	0.908%	(8)	5/15/2031	(8)
Lakeshore Landing	Ridgeland, MS	1974	1994	(22)	196	174,244	889	$722.58	94.39%	$711.40	$—	(1)		(1)		(1)
Savannah Creek	Southaven, MS	1989	1996	(22)	204	237,252	1,163	$825.73	98.53%	$816.02	$—	(1)		(1)		(1)
Sutton Place	Southaven, MS	1991	1996	(22)	253	268,180	1,060	$774.79	96.84%	$762.76	$—	(1)		(1)		(1)
					1,698	1,708,443	1,006	$788.76	95.82%	$779.61
Market Station	Kansas City, MO	2010	2012	(23)	323	314,925	975	$1,221.61	92.88%	$1,212.76	$—

					323	314,925	975	$1,221.61	92.88%	$1,212.76
Hermitage at Beechtree	Cary, NC	1988	1997	(21)	194	169,750	875	$783.14	95.88%	$775.82	$—	(1)		(1)		(1)
Waterford Forest	Cary, NC	1996	2005	(21)	384	377,472	983	$755.88	96.35%	$754.86	$—	(5)		(5)		(5)
1225 South Church	Charlotte, NC	2010	2010	(23)	196	162,680	830	$2,096.44	96.43%	$1,207.47	$—
Hue	Raleigh, NC	2009	2010	(23)	208	185,744	893	$1,362.37	95.19%	$1,357.83	$—
The Preserve at Brier Creek	Raleigh, NC	2004	2006	(21)	450	519,300	1,154	$978.07	95.56%	$971.63	$—
Providence at Brier Creek	Raleigh, NC	2007	2008	(21)	313	297,037	949	$870.01	96.81%	$868.97	$—
Corners, The	Winston-Salem, NC	1982	1993	(22)	240	173,520	723	$599.40	96.25%	$598.15	$—
					1,985	1,885,503	950	$1,003.91	96.07%	$912.97
Colony at South Park	Aiken, SC	1982	1997	(22)	184	174,800	950	$768.23	93.48%	$753.68	$—	(1)		(1)		(1)
Woodwinds	Aiken, SC	1988	1997	(22)	144	165,168	1,147	$763.04	93.75%	$756.83	$—	(1)		(1)		(1)
Tanglewood	Anderson, SC	1980	1994	(22)	168	146,664	873	$619.11	98.21%	$619.11	$—
Fairways, The	Columbia, SC	1992	1994	(22)	240	213,840	891	$700.59	92.50%	$700.18	$7,701	(9)	0.938%	(9)	5/15/2031	(9)
Paddock Club Columbia	Columbia, SC	1991	1997	(22)	336	378,672	1,127	$789.82	94.35%	$783.68	$—	(1)		(1)		(1)
Highland Ridge	Greenville, SC	1984	1995	(22)	168	134,904	803	$580.47	94.05%	$575.82	$—	(1)		(1)		(1)
Howell Commons	Greenville, SC	1987	1997	(22)	348	275,616	792	$620.84	93.68%	$620.93	$—	(1)		(1)		(1)
Paddock Club Greenville	Greenville, SC	1996	1997	(22)	208	231,504	1,113	$753.75	96.63%	$749.76	$—	(1)		(1)		(1)
Park Haywood	Greenville, SC	1983	1993	(22)	208	158,704	763	$626.77	96.15%	$625.62	$—	(1)		(1)		(1)
Spring Creek	Greenville, SC	1985	1995	(22)	208	179,504	863	$655.10	95.19%	$653.66	$—	(1)		(1)		(1)
Runaway Bay	Mt. Pleasant, SC	1988	1995	(22)	208	177,840	855	$1,086.69	96.63%	$1,086.69	$8,365	(6) (17)	0.908%	(6) (17)	11/15/2035	(6) (17)
535 Brookwood	Simpsonville, SC	2008	2010	(22)	256	254,464	994	$884.59	93.75%	$881.03	$13,657		4.430%		10/1/2020
Park Place	Spartanburg, SC	1987	1997	(22)	184	195,224	1,061	$688.19	94.02%	$673.47	$—	(1)		(1)		(1)
Farmington Village	Summerville, SC	2007	2007	(22)	280	309,120	1,104	$945.83	95.71%	$944.01	$15,200		3.620%		12/10/2015
					3,140	2,996,024	954	$754.68	94.78%	$750.86
Hamilton Pointe	Chattanooga, TN	1989	1992	(22)	361	256,310	710	$657.85	95.29%	$657.29	$—	(1)		(1)		(1)
Hidden Creek	Chattanooga, TN	1987	1988	(22)	300	260,400	868	$658.66	94.33%	$655.83	$—	(1)		(1)		(1)
Steeplechase	Chattanooga, TN	1986	1991	(22)	108	98,712	914	$774.87	96.30%	$774.87	$—	(1)		(1)		(1)
Windridge	Chattanooga, TN	1984	1997	(22)	174	238,728	1,372	$994.74	91.95%	$991.29	$5,465	(13)		(13)	5/15/2033	(13)
Bradford Chase	Jackson, TN	1987	1994	(22)	148	121,360	820	$667.04	97.97%	$655.49	$—	(1)		(1)		(1)
Oaks, The	Jackson, TN	1978	1993	(22)	100	87,500	875	$617.41	96.00%	$617.41	$—	(1)		(1)		(1)
Post House Jackson	Jackson, TN	1987	1989	(22)	150	161,700	1,078	$715.26	93.33%	$713.80	$5,071	(7)	0.908%	(7)	10/15/2032	(7)
Post House North	Jackson, TN	1987	1989	(22)	145	141,375	975	$688.31	95.17%	$685.01	$3,360	(10)	0.908%	(10)	5/15/2031	(10)
Woods at Post House	Jackson, TN	1997	1995	(22)	122	118,706	973	$709.48	95.08%	$707.48	$4,476		6.070%		9/1/2035
Greenbrook	Memphis, TN	1978	1988	(22)	1,037	944,707	911	$646.51	96.43%	$640.64	$28,394		4.110%		9/1/2017
Kirby Station	Memphis, TN	1978	1994	(22)	371	309,043	833	$786.66	95.96%	$786.17	$—	(1)		(1)		(1)
Lincoln on the Green	Memphis, TN	1992	1994	(22)	618	540,132	874	$760.87	95.79%	$758.46	$—	(1)		(1)		(1)
Park Estate	Memphis, TN	1974	1977	(22)	82	106,764	1,302	$1,077.76	97.56%	$1,077.18	$—
Reserve at Dexter Lake	Memphis, TN	2000	1998	(22)	740	807,340	1,091	$881.89	95.54%	$881.27	$—
Paddock Club Murfreesboro	Murfreesboro, TN	1999	1998	(21)	240	281,760	1,174	$945.02	90.83%	$941.75	$—
Aventura at Indian Lake Village	Nashville, TN	2010	2011	(23)	300	291,000	970	$1,014.13	94.33%	$1,008.19	$—
Avondale at Kennesaw	Nashville, TN	2008	2010	(21)	288	283,392	984	$917.94	93.06%	$912.18	$18,821		4.430%		10/1/2020
Brentwood Downs	Nashville, TN	1986	1994	(21)	286	220,220	770	$867.88	98.95%	$863.63	$—
Grand View Nashville	Nashville, TN	2001	1999	(21)	433	523,497	1,209	$1,014.17	91.69%	$992.87	$—
Monthaven Park	Nashville, TN	2000	2004	(21)	456	427,728	938	$873.62	94.74%	$868.83	$—

Park at Hermitage	Nashville, TN	1987	1995	(21)	440	392,480	892	$696.09	96.59%	$695.75	$6,645	(14)(17)	0.908%	(14)(17)	2/15/2034	(14)(17)
Venue at Cool Springs	Nashville, TN	2012	2010	(23)	428	457,960	1,070	$1,423.84	76.64%	$1,422.55	$—
Verandas at Sam Ridley	Nashville, TN	2009	2010	(21)	336	391,104	1,164	$926.07	98.81%	$926.07	$23,165		4.430%		10/1/2020
					7,663	7,461,918	974	$838.76	94.31%	$834.83
Northwood	Arlington, TX	1980	1998	(21)	270	224,100	830	$663.28	97.04%	$655.64	$—
Balcones Woods	Austin, TX	1983	1997	(21)	384	313,728	817	$833.44	96.09%	$832.79	$—
Grand Reserve at Sunset Valley	Austin, TX	1996	2004	(21)	210	194,460	926	$1,076.93	93.33%	$1,075.61	$—	(4)		(4)		(4)
Legacy at Western Oaks	Austin, TX	2002	2009	(23)	479	467,504	976	$1,115.78	96.03%	$1,115.78	$32,461		3.510%		2/1/2017
Silverado	Austin, TX	2003	2006	(21)	312	303,264	972	$931.81	96.79%	$931.32	$—	(4)		(4)		(4)
Stassney Woods	Austin, TX	1985	1995	(21)	288	248,832	864	$771.99	98.96%	$769.39	$4,050	(15)(17)	0.908%	(15)(17)	2/15/2034	(15)(17)
Travis Station	Austin, TX	1987	1995	(21)	304	244,720	805	$673.68	94.08%	$663.51	$3,585	(16)(17)	0.908%	(16)(17)	2/15/2034	(16)(17)
Woods, The	Austin, TX	1977	1997	(21)	278	214,060	770	$1,108.35	95.68%	$1,105.65	$—
Courtyards at Campbell,	Dallas, TX	1986	1998	(21)	232	168,664	727	$739.42	98.28%	$739.07	$—
Deer Run	Dallas, TX	1985	1998	(21)	304	206,720	680	$644.73	96.38%	$644.73	$—
Grand Courtyard	Dallas, TX	2000	2006	(21)	390	343,980	882	$904.54	93.59%	$901.15	$—	(4)		(4)		(4)
Legends at Lowe's Farm	Dallas, TX	2008	2011	(23)	456	425,904	934	$1,036.11	94.96%	$1,034.46	$—
Watermark	Dallas, TX	2002	2004	(21)	240	205,200	855	$883.98	95.42%	$879.03	$—	(5)		(5)		(5)
La Valencia at Starwood	Frisco, TX	2009	2010	(21)	270	267,840	992	$1,169.54	95.56%	$1,169.54	$22,085		4.590%		3/10/2018
Legacy Pines	Houston, TX	2000	2003	(21)	308	283,360	920	$938.34	96.75%	$936.72	$—	(5)		(5)		(5)
Park Place (Houston)	Houston, TX	1996	2007	(21)	229	207,016	904	$1,003.34	99.13%	$998.71	$—
Ranchstone	Houston, TX	1996	2007	(21)	220	193,160	878	$904.73	94.55%	$889.42	$—	(4)		(4)		(4)
Reserve at Woodwind Lakes	Houston, TX	1999	2006	(21)	328	316,192	964	$858.96	96.34%	$851.80	$12,077		5.930%		6/15/2015
Cascade at Fall Creek	Humble, TX	2007	2008	(21)	246	227,796	926	$959.69	92.68%	$948.86	$—
Chalet at Fall Creek	Humble, TX	2006	2007	(21)	268	260,228	971	$936.72	91.04%	$923.98	$—	(4)		(4)		(4)
Bella Casita at Las Colinas	Irving, TX	2007	2010	(21)	268	258,352	964	$1,084.09	97.01%	$1,079.64	$—	(5)		(5)		(5)
Lane at Towne Crossing	Mesquite, TX	1983	1994	(21)	384	277,632	723	$646.24	94.53%	$636.42	$—
Times Square at Craig Ranch	McKinney, TX	2009	2010	(23)	313	320,512	1,024	$1,120.45	93.93%	$1,118.42	$—
Highwood	Plano, TX	1983	1998	(21)	196	156,212	797	$838.45	93.88%	$838.45	$—	(1)		(1)		(1)
Los Rios Park	Plano, TX	2000	2003	(21)	498	470,112	944	$902.76	95.78%	$898.30	$—
Boulder Ridge	Roanoke, TX	1999	2005	(21)	494	442,624	896	$928.12	94.53%	$904.79	$—
Copper Ridge	Roanoke, TX	2009	2008	(21)	245	229,810	938	$1,045.57	97.96%	$1,029.68	$—
Alamo Ranch	San Antonio, TX	2009	2011	(23)	340	270,640	796	$905.29	88.53%	$887.65	$—
Haven at Blanco	San Antonio, TX	2010	2012	(23)	436	463,468	1,063	$1,103.16	93.58%	$1,099.28	$—
Stone Ranch at Westover Hills	San Antonio, TX	2008	2009	(22)	400	334,400	836	$923.71	96.75%	$919.46	$19,319		5.490%		3/1/2020
Cypresswood Court	Spring, TX	1984	1994	(21)	208	160,576	772	$691.72	96.63%	$686.97	$—	(5)		(5)		(5)
Villages at Kirkwood	Stafford, TX	1996	2004	(21)	274	244,682	893	$925.16	92.70%	$924.25	$—	(4)		(4)		(4)
Green Tree Place	Woodlands, TX	1984	1994	(21)	200	152,200	761	$767.13	96.00%	$767.13	$—	(5)		(5)		(5)
					10,272	9,097,948	886	$917.07	95.22%	$911.43
Adalay Bay	Chesapeake, VA	2002	2012	(23)	240	246,240	1,026	$1,242.53	95.42%	$1,242.53	$—
Seasons at Celebrate Virginia	Fredericksburg, VA	2011	2011	(23)	232	233,160	1,005	$1,364.45	93.97%	$1,363.63	$—
Township	Hampton, VA	1987	1995	(22)	296	248,048	838	$932.00	96.28%	$930.15	$10,748	(11)	1.048%	(11)	10/15/2032	(11)

Hamptons at Hunton Park	Richmond, VA	2003	2011	(23)	300	309,600	1,032	$1,232.06	92.00%	$1,227.00	$—
					1,068	1,037,048	971	$1,180.01	94.38%	$1,177.90
					42,659	41,393,958	970	$877.53	94.94%	$867.16	$330,677

Milstead Village	Kennesaw, GA	1998	2008	(23)	310	356,190	1,149	$929.33	96.45%	$921.95	$21,076
Greenwood Forest	Houston, TX	1994	2008	(23)	316	310,944	984	$887.49	92.72%	$875.14	$18,252
Ansley Village	Macon, GA	2007	2009	(23)	294	324,282	1,103	$791.13	92.52%	$783.68	$15,891
Grand Cypress	Cypress, TX	2008	2010	(23)	312	280,488	899	$1,019.23	97.44%	$1,019.23	$16,969
Venue at Stonebridge Ranch	McKinney, TX	2000	2010	(23)	250	214,000	856	$889.47	97.60%	$889.47	$12,289
Verandas at Southwood	Tallahassee, FL	2003	2011	(23)	300	341,700	1,139	$980.63	95.67%	$936.76	$21,604
					1,782	1,827,604	1,026	$917.89	95.34%	$905.81	$106,081
					44,441	43,221,562	973	$879.15	94.96%	$868.71	$436,758

(1)
Encumbered by a $691.8 million FNMA facility, with $495.8 million available and $495.8 million outstanding with a variable interest rate of 1.22% on which there exists in combination with the FNMA facility mentioned in note (2) nine interest rate swap agreements totaling $275 million at an average rate of 5.45% and six interest rate caps totalling $165 million at an average rate of 4.58% at December 31, 2012.

(2)
Encumbered by a $83.2 million FNMA facility, with $0 million available and $0 outstanding with a variable interest rate of 0.00% on which there exists interest rate swaps and caps as mentioned in note (1) at December 31, 2012.

(3)	Phase I of Paddock Park - Ocala is encumbered by $6.8 million in bonds on which there exists a $6.8 million interest rate cap of 6.00% which terminates on October 24, 2017.

(4)
Encumbered by a $200 million Freddie Mac facility, with $198.2 million available and an outstanding balance of $198.2 million and a variable interest rate of 0.72% on which there exists eight interest rate swap agreements totaling $134 million at an average rate of 5.51% and a $15 million interest rate cap of 5% at December 31, 2012.

(5)	Encumbered by a $128 million loan with an outstanding balance of $128 million and a fixed interest rate of 5.08% which matures on June 10, 2021.

(6)	Encumbered by $8.4 million in bonds on which there exists a $8.4 million interest rate cap of 4.50% which terminates on March 1, 2014.

(7)	Encumbered by $5.1 million in bonds on which there exists a $5.1 million interest rate cap of 4.50% which terminates on March 1, 2014.

(8)	Encumbered by $5.9 million in bonds on which there exists a $5.9 million interest rate cap of 6.00% which terminates on October 31, 2017.

(9)	Encumbered by $7.7 million in bonds on which there exists a $7.7 million interest rate cap of 6.00% which terminates on October 31, 2017.

(10)	Encumbered by $3.4 million in bonds on which there exists a $3.4 million interest rate cap of 6.00% which terminates on October 31, 2017.

(11)	Encumbered by $10.8 million in bonds on which there exists a $10.8 million interest rate cap of 6.00% and maturing on October 15, 2017.

(12)
Encumbered by $3.5 million in bonds $0.5 million having a variable rate of 1.128% and $3.0 million with a variable rate of 0.908% on which there exists a $3.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(13)
Encumbered by $5.5 million in bonds $0.5 million having a variable rate of 1.128% and $5.0 million with a variable rate of 0.908% on which there exists a $5.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(14)	Encumbered by $6.6 million in bonds on which there exists a $6.6 million interest rate cap of 6.00% which terminates on November 15, 2016.

(15)	Encumbered by $4.1 million in bonds on which there exists a $4.1 million interest rate cap of 6.00% which terminates on November 15, 2016.

(16)	Encumbered by $3.6 million in bonds on which there exists a $3.6 million interest rate cap of 6.00% which terminates on November 15, 2016.

(17)
Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 0.84% on which there exists a $11.7 million interest rate cap of 5.00% which terminates on March 1, 2014, and a $6.2 million interest rate cap of 4.50% which terminates on March 1, 2014.

(18)
Monthly average rent per unit represents the average of gross monthly rent amounts charged for occupied units plus prevalent market rates asked for unoccupied units in the property, divided by the total number of units in the property. This information is provided to represent average pricing for the period and does not represent actual rental revenue collected per unit.

(19)	Average Occupancy is calculated by dividing the number of units occupied at each property by the total number of units at each property. One property, Venue at Cool Springs, is in lease-up.

(20)
Effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units in the property, divided by the total number of units in the property. Leasing concessions represent discounts to the current market rate. These discounts may be offered from time-to-time by a property for various reasons, including to assist with the initial lease-up of a newly developed property or as a response to a property’s local market economics. Concessions are not part of our standard rent offering. Concessions for the year ended December 31, 2012 were $2.7 million. As of December 31, 2012 approximately 12.2% of total leases were subject to concessions. Effective rent is provided to represent average pricing for the period and does not represent actual rental revenue collected per unit.

(21)	Large market same store reportable segment.

(22)	Secondary market same store reportable segment.

(23)	Non-same store reportable segment.

LEGAL PROCEEDINGS.

We are not presently subject to any material litigation nor, to our knowledge, are any material litigation threatened against us. We are presently subject to routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on our business, financial condition, liquidity or results of operations.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

There is no established market for our OP Units. On February 28, 2013, there were approximately 138 holders of record of the OP Units. The following table sets forth the distributions declared by us with respect to the periods indicated.

	Distributions Paid	Distributions Declared

2012:
First Quarter	$0.6600	$0.6600
Second Quarter	$0.6600	$0.6600
Third Quarter	$0.6600	$0.6600
Fourth Quarter	$0.6600	$0.6950	(1)

2011:
First Quarter	$0.6275	$0.6275
Second Quarter	$0.6275	$0.6275
Third Quarter	$0.6275	$0.6275
Fourth Quarter	$0.6275	$0.6600

(1) Generally, the Board of Directors declares distributions prior to the quarter in which they are paid. The distribution of $0.695 per OP Unit declared in the fourth quarter of 2012 was paid on January 31, 2013 to unitholders of record on January 15, 2013.

Our quarterly distribution rate is currently $0.695 per OP Unit. The Board of Directors reviews and declares our distribution rates and MAA's dividend rates quarterly. Actual distributions made by us will be affected by a number of factors, including, but not limited to, the gross revenues received from the apartment communities, our operating expenses, the interest expense incurred on borrowings and unanticipated capital expenditures.

We expect to make future quarterly distributions to unitholders; however, future distributions by us will be at the discretion of the Board of Directors and will depend on our actual funds from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Board of Directors deems relevant. From time to time we may repurchase OP Units. During the year ended December 31, 2012, we repurchased 238,218 OP Units. During the year ended December 31, 2011 we repurchased 673,383 OP Units.

MAA has established the Direct Stock Purchase and Distribution Reinvestment Plan, or DRSPP, under which holders of common stock, preferred stock and OP Units can elect to automatically reinvest their distributions in additional shares of MAA's common stock. The plan also allows for the optional purchase of common stock of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. In MAA's absolute discretion, it may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, it may either issue additional shares of common stock or repurchase common stock in the open market. MAA may elect to sell shares under the DRSPP at up to a 5% discount.

In 2010, MAA issued a total of 568,323 shares through its DRSPP and offered an average discount of 2.0% for optional cash purchases. In 2011, MAA issued a total of 509,116 shares through its DRSPP and offered an average discount of 2.0% for optional cash purchases. In 2012, MAA issued a total of 14,260 shares through its DRSPP and did not offer a discount for optional cash purchases. All funds received from these issuances were contributed to the Operating Partnership in exchange for a number of OP Units equal to the number of shares issued by MAA.

SELECTED FINANCIAL DATA.

The following table sets forth selected financial data on a historical basis for us. This data should be read in conjunction with the consolidated financial statements and notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Current Report on Form 8-K.
Mid-America Apartments, L.P.
Selected Financial Data
(Dollars in thousands, except per unit data)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Operating Data:
Total operating revenues	$446,549	$385,620	$336,918	$315,722	$307,885
Expenses:
Property operating expenses	183,058	164,354	146,009	133,550	129,546
Depreciation and amortization	114,139	100,648	88,651	81,062	75,988
Acquisition expenses	2,236	3,319	2,035	950	—
Property management and general and administrative expenses	31,240	32,924	27,157	25,230	25,779
Income from continuing operations before non-operating items	115,876	84,375	73,066	74,930	76,572
Interest and other non-property income	318	689	789	269	419
Interest expense	(52,249)	(51,202)	(53,803)	(53,510)	(51,650)
Loss on debt extinguishment	(654)	(754)	—	(140)	(116)
Amortization of deferred financing costs	(3,097)	(2,598)	(2,300)	(2,079)	(2,023)
Net casualty (loss) gains and other settlement proceeds	(13)	(475)	48	(400)	(653)
Gains (loss) on sale of non-depreciable and non-real estate assets	45	1,084	—	15	(3)
Gain on properties contributed to joint ventures	—	—	752	—	—
Income from continuing operations before
investments in real estate joint ventures	60,226	31,119	18,552	19,085	22,546
(Loss) from real estate joint ventures	(223)	(593)	(1,149)	(816)	(844)
Income from continuing operations	60,003	30,526	17,403	18,269	21,702
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	625	3,613	2,051	5,255	3,129
Gains (loss) on sale of discontinued operations	41,635	12,799	(2)	4,649	(120)
Consolidated net income	102,263	46,938	19,452	28,173	24,711
Net income attributable to noncontrolling interests	3,525	421	473	451	461
Net income attributable to Mid-America Apartments, L.P.	98,738	46,517	18,979	27,722	24,250
Preferred distributions	—	—	6,549	12,865	12,865
Premiums and original issuance costs associated with the redemption
of preferred units	—	—	5,149	—	—
Net income available for common unitholders	$98,738	$46,517	$7,281	$14,857	$11,385

Per Unit Data:
Weighted average units outstanding (in thousands):
Basic and diluted	40,412	37,280	32,502	29,156	27,826

Income from continuing operations	$60,003	$30,526	$17,403	$18,269	$21,702
Income attributable to noncontrolling interests	(3,525)	(421)	(473)	(451)	(461)
Preferred distributions	—	—	(6,549)	(12,865)	(12,865)
Premiums and original issuance costs associated with the redemption of preferred units	—	—	(5,149)	—	—
Income from discontinued operations	42,260	16,412	2,049	9,904	3,009
Net income available for common unitholders	$98,738	$46,517	$7,281	$14,857	$11,385
Earnings per unit - basic and diluted:
Income from continuing operations available for common unitholders	$1.43	$0.81	$0.16	$0.18	$0.30
Income from discontinued property operations available for common unitholders	1.01	0.44	0.06	0.33	0.11
Net income available for common unitholders	$2.44	$1.25	$0.22	$0.51	$0.41

Distributions declared, per unit (1)	$2.6750	$2.5425	$2.4725	$2.4600	$2.4600

Balance Sheet Data:
Real estate owned, at cost	$3,389,849	$3,075,482	$2,688,814	$2,438,787	$2,277,657
Real estate assets, net	$2,475,808	$2,217,206	$1,919,748	$1,760,847	$1,673,800
Total assets	$2,529,871	$2,321,535	$2,008,392	$1,813,250	$1,744,464
Total debt	$1,653,646	$1,629,520	$1,479,958	$1,379,361	$1,302,821
Noncontrolling interest	$14,811	$13,362	$12,958	$12,505	$12,075
Total Operating Partnership capital and
redeemable units	$715,121	$532,810	$371,199	$289,871	$285,382

Other Data (at end of period):
Number of properties, including joint venture ownership interest (2)	151	153	144	134	132
Number of apartment units, including joint venture ownership interest (2)	44,441	44,295	41,720	39,014	37,964

(1) Beginning in 2006, at their regularly scheduled meetings, the Board of Directors began routinely declaring distributions for payment in the following quarter. This can result in distributions declared during a calendar year being different from distributions paid during a calendar year.

(2) Property and apartment unit totals have not been adjusted to exclude properties held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

MAA is a REIT whose most significant asset is its ownership interest in the Operating Partnership. MAA acts as the sole general partner of the Operating Partnership, owns and operates certain properties directly and through subsidiaries other than the Operating Partnership and its subsidiaries, and issues common stock and preferred stock. The Operating Partnership and its subsidiaries conduct the operations of a substantial majority of MAA's business, hold a substantial majority of MAA's consolidated assets and generate a substantial majority of MAA's revenues. As of December 31, 2012, MAA owned 39,721,461 OP Units, which represented approximately 95.82% of the partnership interests in the Operating Partnership. During the years ended December 31, 2012, 2011, and 2010, rental revenue of the Operating Partnership and its consolidated subsidiaries represented 89.8%, 89.5%, and 88.6% of the consolidated rental revenues of MAA, respectively and assets owned by the Operating Partnership and its consolidated subsidiaries represented 92.0%, 91.7%, and 92.3% of the consolidated assets of MAA, respectively.

MAA, as the sole general partner, has full, complete and exclusive discretion to manage and control the business of the Operating Partnership subject to the restrictions specifically contained within the Partnership Agreement. Unless otherwise stated in the Partnership Agreement, this power includes, but is not limited to, acquiring, leasing, or disposing of any real property; constructing buildings and making other improvements to properties owned; borrowing money, modifying or extinguishing current borrowings, issuing evidence of indebtedness, and securing such indebtedness by mortgage, deed of trust, pledge or other lien on the Operating Partnership's assets; and distribution of Partnership cash or other assets in accordance with the Operating Partnership Agreement. The general partner can generally, at its sole discretion, issue and redeem OP Units and determine the consideration to be received or the redemption price to be paid, as applicable. The general partner may delegate these and other powers granted if the general partner remains in supervision of the designee.

Under the Partnership Agreement, the Operating Partnership may issue Class A OP Units and Class B OP Units. Class A OP Units may only be held by limited partners who are not affiliated with MAA, in its capacity as general partner of the Operating Partnership, while Class B OP Units may only be held by MAA, in its capacity as general partner of the Operating Partnership, and as of December 31, 2012, a total of 1,731,672 Class A OP Units in the Operating Partnership were held by limited partners unaffiliated with MAA, while a total of 39,721,461 Class B OP Units were held by MAA. In general, the limited partners do not have the power to participate in the management or control of the Operating Partnership's business except in limited circumstances including changes in the general partner and protective rights if the general partner acts outside of the provisions provided in the Partnership Agreement. The transferability of Class A OP Units is also limited by the Partnership Agreement.

Net income is allocated to the general partner and limited partners based on their respective ownership percentages of the Operating Partnership. Issuance or redemption of additional Class A OP Units or Class B OP Units changes the relative ownership percentage of the partners. The issuance of Class B OP Units generally occurs when MAA issues common stock and the proceeds from that issuance are contributed to the Operating Partnership in exchange for the issuance of Class B Units to MAA of an equal number of the common stock shares issued. Likewise, if MAA repurchases or redeems outstanding shares of common stock, the Operating Partnership generally redeems an equal number of Class B OP Units with similar terms held by MAA for a redemption price equal to the purchase price of those shares of common stock. At each reporting period, the allocation between general partner capital and limited partner capital is adjusted to account for the change in the respective percentage ownership of the underlying capital of the Operating Partnership. Holders of the Class A OP Unit may require MAA to redeem their Class A OP Units, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per Class A OP Unit equal, in general, to the average closing price of MAA's common stock on the New York Stock Exchange over a specified period prior to the redemption date) or by delivering one share of MAA common stock (subject to adjustment under specified circumstances) for each Class A OP Unit so redeemed.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The following discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements and the notes thereto, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.

We believe that the estimates and assumptions listed below are most important to the portrayal of our financial condition and results of operations because they require the greatest subjective determinations and form the basis of accounting policies deemed to be most critical. These critical accounting policies include revenue recognition, capitalization of expenditures and depreciation and amortization of assets, acquisition of real estate assets, impairment of long-lived assets, including goodwill, and fair value of derivative financial instruments.

Revenue Recognition and Real Estate Sales

We lease multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

We record gains and losses on real estate sales in accordance with accounting standards governing the sale of real estate. For sale transactions meeting the requirements for the full accrual method, we remove the assets and liabilities from our Consolidated Balance Sheets and record the gain or loss in the period the transaction closes. For properties contributed to joint ventures, we record gains on the partial sale in proportion to the outside partners’ interest in the venture.

Capitalization of expenditures and depreciation and amortization of assets

We carry real estate assets at depreciated cost. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 3 to 5 years for computers and software, and 6 months for acquired leases, all of which are subjective determinations. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The cost to complete any deferred repairs and maintenance at properties acquired by us in order to elevate the condition of the property to our standards are capitalized as incurred.

Acquisition of real estate assets

We account for our acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and furniture, fixtures and equipment, and identified intangible assets, consisting of the value of in-place leases.

We allocate the purchase price to the fair value of the tangible assets of an acquired property, which includes the land, building, and furniture, fixtures, and equipment, determined by valuing the property as if it were vacant, based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. These methods include using stabilized NOI and market specific capitalization and discount rates.

In allocating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on current rent rates and time and cost to lease a unit. Management concluded that the residential leases acquired on each of its property acquisitions are approximately at market rates since the lease terms generally do not extend beyond one year.

Impairment of long-lived assets, including goodwill

We account for long-lived assets in accordance with the provisions of accounting standards for the impairment or disposal on long-lived assets and evaluate our goodwill for impairment under accounting standards for goodwill and other intangible assets. We evaluate goodwill for impairment on at least an annual basis, or more frequently if a goodwill impairment indicator is identified. We periodically evaluate long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions and legal factors.

Long-lived assets, such as real estate assets, equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of properties classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss for goodwill is recognized to the extent that the carrying amount exceeds the implied fair value of goodwill. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. We determine the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Fair value of derivative financial instruments

We utilize certain derivative financial instruments, primarily interest rate swaps and interest rate caps, during the normal course of business to manage, or hedge, the interest rate risk associated with our variable rate debt or as hedges in anticipation of future debt transactions to manage well-defined interest rate risk associated with the transaction.

In order for a derivative contract to be designated as a hedging instrument, changes in the hedging instrument must be highly effective at offsetting changes in the hedged item. The historical correlation of the hedging instruments and the underlying hedged items are assessed before entering into the hedging relationship and on a quarterly basis thereafter, and have been found to be highly effective.

We measure ineffectiveness using the change in the variable cash flows method or the hypothetical derivative method for interest rate swaps and the hypothetical derivative method for interest rate caps for each reporting period through the term of the hedging instruments. Any amounts determined to be ineffective are recorded in earnings if in an overhedged position. The change in fair value of the interest rate swaps and the intrinsic value or fair value of interest rate caps designated as cash flow hedges are recorded to accumulated other comprehensive income in the statement of shareholders’ equity.

The valuation of our derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts.  The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.  The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the interest rate caps.  The variable interest rates used in the calculation of projected receipts on the interest rate cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Changes in the fair values of our derivatives are primarily the result of fluctuations in interest rates. See Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Notes 5 and 6 for further discussion.

OVERVIEW OF THE YEAR ENDED DECEMBER 31, 2012

We experienced an increase in income from continuing operations in 2012 as increases in revenues outpaced increases in expenses. The increases in revenues came from a 6.4% increase in our large market same store segment, a 3.5% increase in our secondary market same store segment and a 137.0% increase in our non-same store and other segment, which was primarily a result of acquisitions. The increase in expense came from a 3.1% increase in our large market same store segment, a 1.4% increase in our secondary market same store segment and a 115.2% increase in our non-same store and other segment, which was primarily the result of acquisitions. Our same store portfolio represents those communities that have been held and have been stabilized for at least 12 months. Communities excluded from the same store portfolio would include recent acquisitions, communities being developed or in lease-up, communities undergoing extensive renovations, and communities identified as discontinued operations.

We have grown externally during the past three years by following our acquisition strategy to invest in large and mid-sized growing markets in the Sunbelt region of the United States. We acquired eight properties for our 100% owned portfolio in 2010, ten in 2011 and seven in 2012. We also purchased two properties through one of our joint ventures in 2010 and one in 2011. We did not purchase any property through our joint ventures in 2012. Offsetting some of this increased revenue stream were two property dispositions in 2011 and nine dispositions in 2012. We did not dispose of any properties in 2010.

As of December 31, 2012, the total number of apartment units that we owned or had an ownership interest in was 44,441 apartment units in 151 communities as compared to 44,295 in 153 communities at December 31, 2011, and 41,720 apartment units in 144 communities at December 31, 2010. In addition to the units listed above, for the year ended December 31, 2012, we had an additional 774 units at development properties that have not yet been delivered. There were 638 such units at December 31, 2011 and 428 units at December 31, 2010 that had not yet been delivered. For communities owned 100% by us, the average effective monthly rent per apartment unit, excluding units in lease-up, increased to $868.07 at December 31, 2012 from $794.78 at December 31, 2011 and $735.93 at December 31, 2010. For these same units, overall occupancy at December 31, 2012, 2011, and 2010 was 95.7%, 95.1%, 95.7%, respectively.

Average effective monthly rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective monthly rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

The following is a discussion of our consolidated financial condition and results of operations for the years ended December 31, 2012, 2011, and 2010. This discussion should be read in conjunction with all of the consolidated financial statements included in this Current Report on Form 8-K.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2012, to the Year Ended December 31, 2011

Property revenues for the year ended December 31, 2012 were approximately $445.7 million, an increase of $61.0 million from the year ended December 31, 2011 due to (i) a $12.3 million increase in property revenues from our large market same store group primarily as a result of increased average monthly rent per unit, (ii) a $5.6 million increase in property revenues from our secondary market same store group primarily as a result of increased average monthly rent per unit, and (iii) a $43.1 million increase in property revenues from our non-same store and other group, mainly as a result of acquisitions. See further discussion on revenue growth in the Trends section below.

Property operating expenses include costs for property personnel, property personnel bonuses, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and depreciation and amortization. Property operating expenses, excluding depreciation and amortization, for the year ended December 31, 2012 were approximately $183.1 million, an increase of approximately $18.7 million from the year ended December 31, 2011 due primarily to increases in property operating expenses of (i) $2.5 million from our large market same store group, (ii) $1.0 million from our secondary market same store group, and (iii) $15.2 million from our non-same store and other group, mainly as a result of acquisitions. The increases in the large and secondary market same store groups are mainly the result of increases in employees' salaries and medical insurance. Other increases are the result of other normal operating cost increases.

Depreciation and amortization expense for the year ended December 31, 2012 was approximately $114.1 million, an increase of approximately $13.5 million from the year ended December 31, 2011 primarily due to the increases in depreciation and amortization expense of (i) $0.8 million from our large market same store group, (ii) $1.0 million from our secondary market same store group, and (iii) $11.7 million from our non-same store and other group, mainly as a result of acquisitions. Increases in depreciation and amortization expense from our large and secondary market same store groups resulted from asset additions made during the normal course of business.

General and Administrative expense for the year ended December 31, 2012 was approximately $11.5 million, a decrease of $3.0 million from the year ended December 31, 2011. The majority of the decrease was related to a reduction in stock incentives and employee medical insurance.

Interest expense for the year ended December 31, 2012 was approximately $52.2 million, an increase of $1.0 million from the year ended December 31, 2011. The increase was primarily the result of an increase in our average debt outstanding from December 31, 2011 to the year ended December 31, 2012 of approximately $98.0 million.

     We recorded a gain on sale of discontinued operations of $41.6 million and $12.8 million for the years ended December 31, 2012 and December 31, 2011, respectively.

Net income attributable to noncontrolling interests for the year ended December 31, 2012 was approximately $3.5 million, an increase of $3.1 million from the year ended December 31, 2011. The increase was primarily attributable to a property disposition which resulted in a gain on sale attributable to noncontrolling interest of $3.2 million.

Income from discontinued operations before gain (loss) on sale for the year ended December 31, 2012 was approximately $0.6 million, a decrease of $3.0 million from the year ended December 31, 2011.

Primarily as a result of the foregoing and other various increases in expenses, net income attributable to Mid-America Apartments, L.P. increased by approximately $52.2 million in the year ended December 31, 2012 from the year ended December 31, 2011.

Comparison of the Year Ended December 31, 2011, to the Year Ended December 31, 2010

Property revenues for the year ended December 31, 2011 increased by approximately $48.4 million from the year ended December 31, 2010 due to (i) a $17.1 million increase in property revenues from our large market same store group, (ii) a $8.1 million increase in property revenues from our secondary market same store group and (iii) a $23.2 million increase in property revenues from our non-same store and other group, mainly as a result of acquisitions.

Property operating expenses include costs for property personnel, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and other property related costs. Property operating expenses for the year ended December 31, 2011 increased by approximately $18.3 million from the year ended December 31, 2010, due primarily to increases of property operating expenses of (i) $7.5 million from our large market same store group, (ii) $3.1 million from our secondary market same store group, and (iii) $7.7 million from our non-same store and other group, mainly as a result of acquisitions. The increases in the large and secondary market same store groups are primarily due to an additional $1.7 million in bulk cable expense and a $0.9 million increase in expense due to our Level One call center program. Other increases are the result of normal operating costs.

Depreciation and amortization expense increased by approximately $12.0 million primarily due to the increases of depreciation and amortization expense of (i) $2.8 million from our large market same store group, (ii) $0.7 million from our secondary market same store group, and (iii) $8.5 million from our non-same store and other group, mainly as a result of acquisitions. Increases of depreciation and amortization expense from our large and secondary market same store groups resulted from asset additions made during the normal course of business.

Total general and administrative expense, including property management, for the year ended December 31, 2011 was approximately $32.9 million, an increase of $5.8 million from the year ended December 31, 2010. The majority of the increase was related to a $2.4 million increase in stock incentives, and a $1.3 million increase in employee medical insurance. The increase was also attributable to a $0.8 million increase in property acquisition expenses due to higher acquisition volume for the year ended December 31, 2011.

During the year ended December 31, 2010, we recorded an asset impairment charge of approximately $1.9 million related to one of our original initial public offering communities. This community was part of our secondary market same store segment.  Fair value of the community was determined by an offer that later resulted in a disposition.  No asset impairment charges were recorded during the year ended December 31, 2011.

For the year ended December 31, 2011, we recorded total gain on sale of discontinued operations of approximately $12.8 million. There was no material gain (loss) on sale of discontinued operations during the year ended December 31, 2010.

 Primarily as a result of the foregoing, net income attributable to Mid- America Apartments, L.P. increased by approximately $27.5 million in 2011 from 2010.

Funds from Operations

Funds from operations, or FFO, represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis.

Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

In response to the Securities and Exchange Commission’s Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, we have included the amount charged to retire preferred stock in excess of carrying values in our FFO calculation.

Our policy is to expense the cost of interior painting, vinyl flooring, and blinds as incurred for stabilized properties. During the stabilization period for acquisition properties, these items are capitalized as part of the total repositioning program of newly acquired properties, and, thus are not deducted in calculating FFO.

FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of liquidity. We believe that FFO is helpful to investors in understanding our operating performance in that such calculation excludes depreciation and amortization expense on real estate assets. We believe that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.

The following table is a reconciliation of FFO to consolidated net income for the years ended December 31, 2012, 2011, and 2010 (dollars in thousands):

	Years ended December 31,
	2012	2011	2010 (1)
Net income attributable to Mid-America Apartments, L.P.	$98,738	$46,517	$18,979
Depreciation and amortization of real estate assets	111,814	98,476	86,628
Asset impairment	—	—	1,914
Net casualty loss (gain) and other settlement proceeds	13	475	(64)
Gain on properties acquired from joint ventures	—	—	(752)
Net (gain) loss on insurance and other settlement proceeds of discontinued operations	(48)	12	—
Depreciation and amortization of real estate assets of discontinued operations	2,507	5,557	5,680
(Gain) loss on sale of discontinued operations	(41,635)	(12,799)	2
Depreciation and amortization of real estate assets of real estate joint ventures	1,887	2,262	1,896
Preferred dividend distribution	—	—	(6,549)
Net income attributable to noncontrolling interests	3,525	421	473
Premiums and original issuance costs associated with the redemption of preferred units	—	—	(5,149)
Funds from operations	$176,801	$140,921	$103,058

 (1) In accordance with NAREIT's current guidance, FFO has been updated to exclude asset impairment write downs.

FFO for the year ended December 31, 2012 increased approximately $35.9 million from the year ended December 31, 2011 primarily as a result of the increase in property revenues of approximately $61.0 million discussed above that was only partially offset by the $18.7 million increase in property operating expenses.

FFO for the year ended December 31, 2011 increased approximately $37.9 million from the year ended December 31, 2010 primarily as a result of the increase in property revenues of approximately $48.4 million discussed above that was only partially offset by the $18.3 million increase in property operating expenses.

Trends

During 2012, rental demand for apartments continued to be strong, as it was in 2011. This was evident through same store physical occupancy that was consistent with 2011, at nearly 96% on average for both years, combined with steady price increases on both new leases and renewals signed throughout the year. We have maintained this momentum despite job formation, one of the primary drivers of apartment demand, continuing to increase at a below average pace.

An important part of our portfolio strategy is to maintain a broad diversity of markets across the Sunbelt region of the United States. The diversity of markets tends to mitigate exposure to economic issues in any one geographic market or area. We believe that a well-diversified portfolio, including both large and select secondary markets, will perform well in “up” cycles as well as weather “down” cycles better. During 2012, we added an asset in the Kansas City, Missouri market to our portfolio and exited the Cincinnati, Ohio market. As of December 31, 2012, we were invested in approximately 50 markets, with 58% of our gross assets in large markets and 42% of our gross assets in select secondary markets.

We also continued to benefit in 2012 on the supply side. New supply entering the market was low, running below historical new supply delivery averages. Multifamily permitting did pick up in 2012 but remained below peak levels. We believe that this permitting will ultimately lead to an increase in supply. Competition from condominiums reverting back to rental units, or new condominiums being converted to rental, was not a major factor in our portfolio because most of our submarkets have not been primary areas for condominium development. We have found the same to be true for rental competition from single family homes. We have avoided committing a significant amount of capital to markets where most of the excessive inflation in house prices has occurred. We saw significant rental competition from condominiums or single family houses in only a few of our submarkets.

Our focus throughout 2012 was increasing pricing where possible through our revenue management system, while maintaining strong physical occupancy. Through these efforts, same store effective monthly rent per unit for the year was higher than 2011 by 5.2%. With strong occupancy in place heading into the typically slower winter leasing season, we were able to maintain pricing momentum in the fourth quarter of 2012 and expect seasonality to have less of an impact on pricing in the first quarter of 2013.

Overall same store revenues increased 5.1% for the year ended December 31, 2012 as compared to the year ended December 31, 2011. As expected, more robust revenue growth occurred in 2012 as rents continued the upward trend that began in the latter part of 2010. Although new multifamily development is occurring, the permitting data so far suggests that levels will remain below pre-recession deliveries, although there can be no assurance in this regard. Also, we believe that more sustainable credit terms for residential mortgages, as evidenced by the recently announced “Qualified Mortgage Rule”, should work to favor rental demand at existing multi-family properties. Long term, we expect demographic trends (including the growth of prime age groups for rentals and immigration and population movement to the southeast and southwest) will continue to build apartment rental demand for our markets.

Should the economy fall back into a recession, more disciplined mortgage financing for single family home buying should lessen the impact to the multifamily sector to some degree, but a weak economy and employment market would nevertheless limit rent growth prospects.

We continue to develop improved products, operating systems and procedures that enable us to capture more revenues. The continued benefit of ancillary services (such as our cable saver and deposit saver programs), improved collections and utility reimbursements enable us to capture increased revenue dollars. We also actively work on improving processes and products to reduce expenses, such as new web-sites and internet access for our residents that enable them to transact their business with us more simply and effectively.

Liquidity and Capital Resources

Net cash flow provided by operating activities increased to $191.8 million for the year ended December 31, 2012 from $152.1 million for the year ended December 31, 2011. This change was a result of various items, including higher revenue as discussed above.

Net cash used in investing activities was approximately $303.3 million during the year ended December 31, 2012 compared to $392.9 million during the year ended December 31, 2011 due to the following discussion. In the year ended December 31, 2012, we had acquisition cash outflows of $311.5 million compared to $334.7 million for the year ended December 31, 2011. During 2012, we had cash outflows of $74.0 million for development activities, compared to $38.2 million for the year ended December 31, 2011. During 2012, we also had cash outflows of $11.9 million for improvements to existing real estate assets compared to $8.8 million for the year ended December 31, 2011. The decrease in cash outflows from investing activities was offset by an increase in cash inflows from disposition activity. During the year ended December 31, 2012, we had cash inflows of approximately $110.1 million, related to the sale of nine properties. In the year ended December 31, 2011, we had cash inflows of $23.8 million, related to the sale of two properties.

As of December 31, 2012, MAA owned 39,721,461 OP Units, representing a 95.82% general partnership interest in the Operating Partnership, while the remaining 1,731,672 outstanding OP Units were held by limited partners of the Operating Partnership. Unitholders (other than MAA and its affiliates) may require MAA to redeem their OP Units from time to time, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per common unit equal, in general, to the average closing price of our common stock on the New York Stock Exchange over a specified period prior to the redemption date) or by delivering one share of MAA's common stock (subject to adjustment under specified circumstances) for each OP Unit so redeemed. In addition, MAA has registered the 1,731,672 shares of our common stock, which as of December 31, 2012, were issuable upon redemption of OP Units held by unitholders (other than MAA and its affiliates) under the Securities Act of 1933, as amended, so that those shares can be sold freely in the public markets. To the extent that additional OP Units are issued to unitholders (other than MAA and its affiliates), MAA will likely register the additional shares of common stock issuable upon redemption of those OP Units under the Securities Act of 1933, as amended, so that those shares can also be sold in the public markets. If MAA issues shares of its common stock upon the redemption of OP Units, sales of substantial amounts of such shares of MAA common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our or MAA securities or may impair our or MAA's ability to raise capital through the sale of securities.

Net cash provided by financing activities was approximately $63.2 million for the year ended December 31, 2012 compared to $252.2 million for the year ended December 31, 2011. In the year ended December 31, 2012, we had cash inflows of $325.0 million from proceeds of notes payable compared to cash outflows of $285.4 million for the year ended December 31, 2011. In the year ended December 31, 2012, we received proceeds of approximately $196.3 million primarily from the issuance of OP Units through proceeds received from MAA's at-the-market program, or ATM, a waiver through our Dividend and Distribution Reinvestment and Share Purchase Plan, or DRSPP, and units issued through a private offering. During the year ended December 31, 2011, we received proceeds of approximately $235.7 million from MAA primarily as a result of these same programs. In the year ended December 31, 2012, we had cash outflows of $320.1 million from the net change in credit lines compared to cash outflows of $121.5 million for the year ended December 31, 2011.

On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million all of which was contributed to the Operating Partnership in exchange for a number of OP Units equal to the number of shares issued. No such issuances occurred during 2011 or 2010.

During 2012, MAA sold 1,155,511 shares of common stock for net proceeds of approximately $75.9 million through the ATM. This compares to 3,303,273 shares of common stock for net proceeds of approximately $204.5 million for 2011. As of December 31, 2012, there were 578,015 shares outstanding under the ATM. These proceeds were all contributed to the Operating Partnership in exchange for a number of OP Units equal to the number of shares issued by MAA.

During 2012, MAA issued 729 shares for net proceeds of $48,000 through the direct stock purchase feature of our DRSPP; however, no discount was offered. During 2011, MAA issued 495,645 shares at an average discount of 2% for net proceeds of $30.0 million through its DRSPP. During 2010, MAA issued 551,895 shares at an average discount of 2% through its DRSPP for net proceeds of $30.0 million. These proceeds were all contributed to the Operating Partnership in exchange for a number of OP Units equal to the number of shares issued by MAA.

On June 2, 2010, MAA redeemed 3,100,001 shares of the 6,200,000 shares of its Series H preferred stock for approximately $77.5 million. On August 5, 2010 MAA redeemed all of the remaining and outstanding shares of Series H for approximately $77.5 million, resulting in a combined write-off for the year ended December 31, 2010 of approximately $5.1 million on the consolidated statements of operations related to premiums and original issuance costs. The Operating Partnership simultaneously redeemed the corresponding OP Units for the same amounts above. There was no preferred stock or preferred units outstanding during 2011 or 2012.

MAALP has additional requirements related to $20.2 million of tax-free bonds issued by MAA but held within the FNMA facility. These amounts are not included in our debt discussion below or within our Consolidated Balance Sheets as MAALP is not the legal borrower of the bonds; however, because of MAALP's obligations under the FNMA facility, we could be required to pay related principal, interest, and other costs if MAA were to default on its payments.

The weighted average interest rate at December 31, 2012 for the $1.7 billion of debt outstanding was 3.8%, compared to the weighted average interest rate of 3.7% on $1.6 billion of debt outstanding at December 31, 2011. We utilize both conventional and tax exempt debt to help finance our activities. Borrowings are made through individual property mortgages as well as company-wide secured and unsecured credit facilities. We utilize fixed rate borrowings, interest rate swaps and interest rate caps to manage our current and future interest rate risk. More details on our borrowings can be found in the schedules presented later in this section.

At December 31, 2012, we had secured credit facility relationships with Prudential Mortgage Capital which are credit enhanced by the FNMA, Financial Federal which are credit enhanced by the Federal Home Loan Mortgage Corporation, or Freddie Mac, and a $325 million bank unsecured facility with a syndicate of banks. Together, these credit facilities provided a total line capacity of $1.4 billion with all but $282.3 million collateralized and available to borrow at December 31, 2012. We had total borrowings outstanding under these credit facilities of $806.1 million at December 31, 2012.

Approximately 35% of our outstanding obligations at December 31, 2012 were borrowed through credit facilities with/or credit enhanced by FNMA, also referred to as the FNMA Facilities. The FNMA Facilities have a combined line limit of $864.0 million, of which $584.8 million was collateralized and available to borrow at December 31, 2012. We had total borrowings outstanding under the FNMA Facilities of approximately $584.8 million at December 31, 2012. Various FNMA rate tranches of the FNMA Facilities mature from 2013 through 2018. The FNMA Facilities provide for both fixed and variable rate borrowings. The interest rate on the majority of the variable portion is based on the FNMA Discount Mortgage Backed Security, or DMBS, rate which are credit-enhanced by FNMA and are typically sold every 90 days by Prudential Mortgage Capital at interest rates approximating three-month LIBOR less a spread that has averaged 0.17% over the life of the FNMA Facilities, plus a credit enhancement fee of 0.49% to 0.67%. We have seen more volatility in the spread between the DMBS and three-month LIBOR since late 2007 than was historically prevalent.

Approximately 12% of our outstanding obligations at December 31, 2012 were borrowed through a credit facility with/or credit enhanced by Freddie Mac, also referred to as the Freddie Mac Facility. The Freddie Mac Facility has a combined line limit of $200.0 million, of which $198.2 million was collateralized and available to borrow at December 31, 2012. We had total borrowings outstanding under the Freddie Mac Facility of approximately $198.2 million at December 31, 2012. The Freddie Mac facility matures in 2014. The interest rate on the Freddie Mac Facility renews every 30 or 90 days and is based on the Freddie Mac Reference Bill Rate on the date of renewal, which has historically approximated the equivalent 30 or 90-day LIBOR, plus a credit enhancement fee of 0.65%. The Freddie Mac Reference Bill rate has traded consistently below LIBOR, and the historical average spread was 0.31% below LIBOR at December 31, 2012.

We also maintain a $325.0 million unsecured credit facility with nine banks led by KeyBank National Association (Key Bank). The Key Bank Credit Line bears an interest rate of LIBOR plus a spread of 1.05% to 1.85% based on an investment grade pricing grid. This credit line expires in November 2015 with a one year extension option. At December 31, 2012, we had $323.6 million available to be borrowed under the Key Bank Credit Line agreement with $23.0 million borrowed under this facility. Approximately $1.4 million of the facility is used to support letters of credit.

While we are a party to MAA’s credit facilities, all of the various covenants relate to MAA on a consolidated basis and not specifically to us. Each of our credit facilities is subject to various covenants and conditions on usage, and the secured facilities are subject to periodic re-evaluation of collateral. If MAA were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect our liquidity. In the event of a reduction in real estate values the amount of available credit could be reduced. Moreover, if MAA were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods, one or more of our lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. A default on an obligation to repay outstanding debt could also create a cross default on a separate piece of debt, whereby one or more of our lenders could accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing the related facilities. Any such event could have a material adverse effect.

On July 29, 2011, we issued $135 million of Senior Unsecured Notes. The notes were offered in a private placement with three maturity tranches: $50.00 million at 4.7% maturing on July 29, 2018, $72.75 million at 5.4% maturing on July 29, 2021, and $12.25 million at 5.6% maturing on July 29, 2023, all of which was outstanding at December 31, 2012.

On August 31, 2012, we issued $175 million of Senior Unsecured Notes. The notes were offered in a private placement with four tranches: $18.00 million at 3.15% maturing on November 30, 2017; $20.00 million at 3.61% maturing on November 30, 2019; $117.00 million at 4.17% maturing on November 30, 2022; and $20.00 million at 4.33% maturing on November 30, 2024, all of which was outstanding at December 31, 2012.

On March 1, 2012, we entered into a $150 million unsecured term loan agreement with a syndicate of banks led by Key Bank and J.P. Morgan at a rate of LIBOR plus a spread of 1.40% to 2.15% based on a leveraged based pricing grid and a maturity date of March 1, 2017. We had borrowings of $150 million outstanding under this agreement at December 31, 2012. In July 2012, MAA received an investment grade rating (Baa2) from Moody's pricing service, which reduced the variable rate to LIBOR plus a spread of 1.10% to 2.05% based on an investment grade ratings grid.

The following schedule details the line limits, collateralized availability and the outstanding balances of our various borrowings as of December 31, 2012 (dollars in thousands):

	Line Limit	Amount Collateralized	Amount Borrowed	Average Years to Contract Maturity
Fannie Mae Credit Facilities	$864,011	$584,817	$584,817	5.2
Freddie Mac Credit Facilities	200,000	198,247	198,247	1.5
Other Secured Borrowings	387,582	387,582	387,582	6.5
Unsecured Credit Facility	325,000	323,637	23,000	2.8
Other Unsecured Borrowings	460,000	460,000	460,000	7.1
Total Debt	$2,236,593	$1,954,283	$1,653,646	5.6

As of December 31, 2012, we had entered into interest rate swaps totaling a notional amount of $559.0 million. To date, these swaps have proven to be highly effective hedges. We had also entered into interest rate cap agreements totaling a notional amount of approximately $288.5 million as of December 31, 2012. These amounts include two caps that are designated as hedges of MAA debt and therefore do not show up in the debt schedules for the Operating Partnership. These two hedges will still be included in the derivative discussion as the actual derivative instruments belong to the Operating Partnership.

The following schedule outlines our variable versus fixed rate debt, including the impact of interest rate swaps and caps, outstanding as of December 31, 2012 (dollars in thousands):

	Principal Balance	Average Years to Rate Maturity	Effective Rate
SECURED DEBT
Conventional - Fixed Rate or Swapped	$831,382	3.8	5.0%
Conventional - Variable Rate - Capped (1)	213,136	3.1	1.0%
Tax-free - Variable Rate - Capped (1)	70,280	3.4	0.9%
Total Fixed or Hedged Rate Maturity	$1,114,798	3.6	4.0%
Conventional - Variable Rate (2)	55,848	0.2	0.7%
Total Secured Rate Maturity	$1,170,646	3.5	3.9%
UNSECURED DEBT
Fixed Rate or Swapped	$460,000	7.1	3.8%
Variable Rate	23,000	—	1.5%
Total Unsecured Rate Maturity	$483,000	6.8	3.7%
TOTAL DEBT RATE MATURITY	$1,653,646	4.4	3.8%
TOTAL FIXED OR HEDGED DEBT RATE MATURITY	$1,574,798	4.7	4.0%

(1)	The effective rate represents the average rate on the underlying variable debt unless the cap rates are reached, which average 4.6% of LIBOR for conventional caps and 5.6% of SIFMA for tax-free caps.

(2)	Includes a $15 million mortgage with an imbedded cap at a 7% all-in interest rate.

The following schedule outlines the contractual maturity dates of our outstanding debt as of December 31, 2012 (in thousands):

	Line Limit
	Credit Facilities
	Fannie Mae Secured	Freddie Mac Secured	Key Bank Unsecured	Other Secured	Other Unsecured	Total
2013	$203,193	$—	$—	$—	$—	$203,193
2014	229,721	200,000	—	16,312	—	446,033
2015	120,000	—	325,000	50,777	—	495,777
2016	80,000	—	—	—	—	80,000
2017	80,000	—	—	60,855	168,000	308,855
Thereafter	151,097	—	—	259,638	292,000	702,735
Total	$864,011	$200,000	$325,000	$387,582	$460,000	$2,236,593

The following schedule outlines the interest rate maturities of our outstanding debt as of December 31, 2012 (dollars in thousands):

	Fixed Rate Debt	Interest Rate Swaps	Total Fixed Rate Balances	Contract Rate	Interest Rate Caps (1)	Total Fixed or Hedged

2013	$—	$190,000	$190,000	5.2%	$7,945	$197,945
2014	16,312	144,000	160,312	5.7%	46,396	206,708
2015	35,577	75,000	110,577	5.6%	55,200	165,777
2016	—	—	—	—%	89,280	89,280
2017	128,855	150,000	278,855	2.7%	59,595	338,450
Thereafter	551,638	—	551,638	4.7%	25,000	576,638
Total	$732,382	$559,000	$1,291,382	4.5%	$283,416	$1,574,798

(1) This table does not include $20.2 million of interest rate caps that are not designated as hedges for debt of the Operating Partnership.

We believe that we have adequate resources to fund our current operations, annual refurbishment of our properties, and incremental investment in new apartment properties. We rely on the efficient operation of the financial markets to refinance debt maturities, and on rate renewals for FNMA and Freddie Mac, or the Agencies. The Agencies provided credit enhancement for approximately $783.1 million of our outstanding debt through credit facilities as of December 31, 2012.

The interest rate markets for FNMA DMBS and Freddie Mac Reference Bills, which in our experience are highly liquid and highly correlated with three-month LIBOR interest rates, are also an important component of our liquidity and interest rate swap effectiveness. Prudential Mortgage Capital, a Delegated Underwriting and Servicing (DUS) lender for Fannie Mae, markets 90-day Fannie Mae Discount Mortgage Backed Securities monthly, and is obligated to advance funds to us at DMBS rates plus a credit spread under the terms of the credit agreements between Prudential and us. Financial Federal, a Freddie Mac Program Plus Lender and Servicer, is obligated to advance funds under the terms of credit agreements between Financial Federal and us.

For the year ended December 31, 2012, our net cash provided by operating activities was in excess of covering funding of normal capital improvements to existing real estate assets, distributions to common and preferred unitholders, and distributions to noncontrolling interest by approximately $58.2 million, as compared to $27.1 million and $9.9 million for the same periods in 2011 and 2010, respectively. While we believe we have sufficient liquidity to permit distributions at current rates through additional borrowings, if necessary, any significant deterioration in operations could result in our financial resources being insufficient to pay distributions to unitholders at the current rate, in which event we would be required to reduce the distribution rate.

The following table reflects our total contractual cash obligations which consist of our long-term debt, development fees and operating leases as of December 31, 2012 (dollars in thousands):

Contractual Obligations (1)	2013	2014	2015	2016	2017	Thereafter	Total
Long-Term Debt (2)	$6,494	$374,060	$198,194	$87,466	$161,704	$825,728	$1,653,646
Fixed Rate or
Swapped Interest (3)	48,882	39,592	33,431	30,824	25,612	75,161	253,502
Purchase Obligations (4)	4,099	1,386	—	—	—	—	5,485
Operating Lease	9	10	7	6	6	—	38
Total	$59,484	$415,048	$231,632	$118,296	$187,322	$900,889	$1,912,671

 (1) Fixed rate and swapped interest are shown in this table. The average interest rates of variable rate debt are shown in preceding tables.
(2) Represents principal payments.
(3) Swapped interest is subject to the ineffective portion of cash flow hedges as described in Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Note 6.
(4) Represents development fees

Off-Balance Sheet Arrangements

At December 31, 2012, and 2011, we did not have any relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Mid-America Multifamily Fund I, LLC, was established to acquire $500 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of December 31, 2012, Mid-America Multifamily Fund I, LLC owned two properties but does not expect to acquire any additional communities. Mid-America Multifamily Fund II, LLC, was established to acquire $250 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of December 31, 2012, Mid-America Multifamily Fund II, LLC owned four properties. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships. We do not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with us or our related parties other than those disclosed under the heading "Financial Statements and Supplementary Data" set forth in this Current Report and the Notes to Consolidated Financial Statements, Note 12 set forth on Exhibit 99.2 to this Current Report.

Our investments in our real estate joint ventures are unconsolidated and are recorded using the equity method as we do not have a controlling interest.

Insurance

We renegotiated our insurance programs effective July 1, 2012. We believe that the property and casualty insurance program in place provides appropriate insurance coverage for financial protection against insurable risks such that any insurable loss experienced that can be reasonably anticipated would not have a significant impact on our liquidity, financial position or results of operation.

Inflation

Our resident leases at the apartment communities allow, at the time of renewal, for adjustments in the rent payable there under, and thus may enable us to seek rent increases. Almost all leases are for one year or less. The short-term nature of these leases generally serves to reduce our risk to adverse effects of inflation.

Impact of Recently Issued Accounting Standards

In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. We have early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is applied retrospectively. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, but allows for early adoption. We adopted ASU 2011-05 for the Annual Report for fiscal year 2011, and this changed the presentation of our financial statements but not our consolidated financial condition or results of operations taken as a whole.

In November 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU supersedes certain paragraphs in ASU 2011-05 addressing reclassification adjustments out of accumulated other comprehensive income. The effective dates and expected changes to our presentation are the same as noted in ASU 2011-05 above.

In May 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendments change the wording, mainly for clarification, used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in Topic 820. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. We have adopted ASU 2011-04 in the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Our primary market risk exposure is to changes in interest rates on our borrowings. Our interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve this objective, MAA and the Operating Partnership manage our exposure to fluctuations in market interest rates for borrowings through the use of fixed rate debt instruments and interest rate swaps and caps, which mitigate our interest rate risk on a related financial instrument and effectively fix or cap the interest rate on a portion of our variable debt or on future refinancings. MAA and the Operating Partnership use their best efforts to ladder fixed rate maturities thereby limiting our exposure to interest rate changes in any one year. MAA and the Operating Partnership do not enter into derivative instruments for trading or other speculative purposes. Approximately 95% of our outstanding debt was subject to fixed or capped rates after considering related derivative instruments at December 31, 2012. We regularly review interest rate exposure on outstanding borrowings in an effort to minimize the risk of interest rate fluctuations.

The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For our interest rate swaps and caps, the table presents the notional amount of the swaps and caps and the years in which they expire. Weighted average variable rates are based on rates in effect at the reporting date (dollars in thousands).

	2013	2014	2015	2016	2017	Total Thereafter	Total	Fair Value
Long-term Debt
Fixed Rate (1)	$5,217	$20,303	$38,012	$5,138	$79,223	$584,489	$732,382	$777,847
Average interest rate	4.69%	5.13%	5.93%	4.44%	3.73%	4.73%	4.69%
Variable Rate (1)	$1,278	$353,757	$160,182	$82,328	$82,481	$241,239	$921,265	$850,581
Average interest rate	0.94%	0.77%	1.18%	0.83%	0.83%	1.31%	1.00%
Interest Rate Swaps
Variable to Fixed	$190,000	$144,000	$75,000	$—	$150,000	$—	$559,000	$(21,423)
Average Pay Rate	4.58%	4.95%	4.41%	—%	1.06%	—%	3.71%
Interest Rate Cap
Variable to Fixed	$7,945	$59,631	$40,000	$89,280	$66,595	$25,000	$288,451	$288
Average Pay Rate	6.00%	4.72%	4.50%	4.88%	5.44%	4.50%	4.92%

(1) Excluding the effect of interest rate swap and cap agreements.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Report of our Independent Registered Public Accounting Firm, Consolidated Financial Statements and Selected Quarterly Financial Information are set forth in Exhibit 99.2 to this Current Report on Form 8-K.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

DIRECTORS, EXECUTIVE OFFICERS, COMPENSATION AND CORPORATE GOVERNANCE.

MAA conducts substantially all of its operations through MAALP and its subsidiaries. MAA is the sole general partner of MAALP. As such, MAA's executive officers and directors have substantial influence over MAALP and its subsidiaries. Therefore, we refer you to the information contained in MAA's 2012 Proxy Statement filed with the SEC on April 16, 2012 under the sections entitled “Information About The Board of Directors and Its Committees”, “Proposal 1 - Election of Directors”, “Executive Officers” and “Section 16(a) Beneficial Ownership Reporting Compliance,” and the information contained in MAA's 2013 Proxy Statement when filed with the SEC under the sections entitled “Information About The Board of Directors and Its Committees”, “Proposal 1 - Election of Directors”, “Executive Officers” and “Section 16(a) Beneficial Ownership Reporting Compliance”, which shall supersede and replace the information contained MAA's 2012 Proxy Statement.

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of its officers, directors and employees, which can be found on MAA's website at http://www.maac.com, on the For Investors page under Governance Documents. MAA will provide a copy of this document to any person, without charge, upon request, by writing to our Investor Relations Department, 6584 Poplar Avenue, Memphis, TN 38138. MAA intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its website at the address and the locations specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of OP Units as of February 28, 2013 by (i) each person or entity known by MAALP to be the beneficial owner of five percent or more of the OP Units, (ii) each of MAA's directors and named executive officers, and (iii) all directors, nominees and executive officers as a group. Except as otherwise indicated, the address of MAA, each officer, director and/or nominee listed below is c/o 6584 Poplar Avenue, Memphis, Tennessee 38138.

Name of Beneficial Owner	Number of OP Units Beneficially Owned	Percentage of Outstanding OP Units
H. Eric Bolton, Jr.	110,000	0.27%
Alan B. Graf, Jr.	—	—%
John S. Grinalds	—	—%
Ralph Horn	—	—%
Phillip W. Norwood	—	—%
W. Reid Sanders	107,000	0.26%
William B. Sansom	—	—%
Gary Shorb	—	—%
Albert M. Campbell, III	—	—%
Thomas L. Grimes Jr.	—	—%
All MAA Directors and Executive Officers as a group	217,000	0.53%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

MAALP is a Tennessee limited partnership, and MAA is our sole general partner. MAALP is MAA's only significant subsidiary, and MAA conducts substantially all of its business and operations through MAALP and its subsidiaries. Under the terms of the Partnership Agreement, MAALP assumes and pays when due, or reimburses MAA for payment of all expenses that MAA incurs relating to MAALP's ownership and operation, or for MAALP's benefit.

In 2012, none of MAA's executive officers or directors, security holders of more than five percent of MAA's outstanding common stock, or any affiliates thereof, had direct or indirect interests in transactions or potential transactions with MAA, MAALP or any other subsidiary of MAA. All transactions involving related parties must be approved by a majority of the disinterested members of MAA Board of Directors.

The Board of Directors has affirmatively determined that each of Messrs. Graf, Horn, Norwood, Sanders, Sansom and Shorb are independent. Each of these directors meet the independence standards of MAA's Corporate Governance Guidelines, the New York Stock Exchange, or the NYSE, listing standards and applicable SEC rules.

Report of Independent Registered Public Accounting Firm

The Partners
Mid-America Apartments, L.P.

We have audited the accompanying consolidated balance sheets of Mid-America Apartments, L.P. (the "Partnership") as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in capital, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule - Schedule III Real Estate Accumulated Depreciation. These consolidated financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid-America Apartments, L.P. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Memphis, Tennessee
March 22, 2013